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PROSPECTUS
MAY 1, 1995

                            MERRILL LYNCH ASSET I (SM)
                   GROUP MODIFIED GUARANTEED ANNUITY CONTRACT
                                   ISSUED BY

                      MERRILL LYNCH LIFE INSURANCE COMPANY

                    Home Office: Little Rock, Arkansas 72201
        Service Center: P.O. Box 44222, Jacksonville, Florida 32231-4222
             4804 Deer Lake Drive East, Jacksonville, Florida 32246
                             Phone: (800) 535-5549

                                OFFERED THROUGH
               MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

The group contract described in this Prospectus (the "Contract") is issued by Merrill Lynch Life Insurance Company ("Merrill Lynch Life") and is designed to provide annuity payments in connection with retirement plans that may or may not qualify for special federal income tax treatment under the Internal Revenue Code. The Contract permits participants to make one or more single premium payments to be accumulated at a guaranteed rate or rates of interest depending upon the Guarantee Period or Periods selected by the participant. A certificate of participation (the "Certificate") will be issued for each single premium. Guarantee Periods currently range from one to ten years. At the end of any Guarantee Period the accumulated value may be reinvested for one or more new Guarantee Periods at the current interest rates then offered by Merrill Lynch Life. A WITHDRAWAL MADE PRIOR TO THE END OF A GUARANTEE PERIOD WILL BE SUBJECT TO A MARKET VALUE ADJUSTMENT, WHICH COULD HAVE THE EFFECT OF EITHER INCREASING OR DECREASING THE PARTICIPANTS' ACCOUNT VALUES.

Eligible members of a group, including account holders of Merrill Lynch, Pierce, Fenner & Smith Incorporated, may become participants under the Contract.

THE PURCHASE OF THIS CONTRACT INVOLVES CERTAIN RISKS. BECAUSE IT IS A MODIFIED GUARANTEED ANNUITY, THE CONTRACT AND CERTIFICATES ARE SUBJECT TO A MARKET VALUE ADJUSTMENT IF, PRIOR TO THE END OF A SELECTED GUARANTEE PERIOD, FUNDS ARE WITHDRAWN OR THE CERTIFICATE IS SURRENDERED, THE CERTIFICATE IS ANNUITIZED OR A DEATH BENEFIT BECOMES PAYABLE. OTHER THAN IN CERTAIN SITUATIONS, SUCH AS PAYMENT OF A DEATH BENEFIT, A MARKET VALUE ADJUSTMENT COULD HAVE THE EFFECT OF DECREASING THE ACCOUNT VALUE. THEREFORE, UNDER ANY OF THE CONDITIONS DESCRIBED ABOVE, PARTICIPANTS COULD LOSE A SUBSTANTIAL PORTION OF THE MONEY THEY HAVE INVESTED. PARTICIPANTS SHOULD CONSIDER THEIR INCOME NEEDS BEFORE PURCHASING A CERTIFICATE.

ALL WITHDRAWALS FROM AND SURRENDERS OF A CERTIFICATE ARE SUBJECT TO TAX, AND IF TAKEN BEFORE AGE 59 1/2, MAY ALSO BE SUBJECT TO A 10% FEDERAL PENALTY TAX.

PARTICIPANTS SHOULD NOTE THAT THIS IS AN INTEGRATED ANNUITY CONTRACT FOR INTERNAL REVENUE CODE PURPOSES. THEREFORE, IN DETERMINING THE EXTENT TO WHICH A WITHDRAWAL IS SUBJECT TO TAX, THE ENTIRE ACCOUNT VALUE, NOT JUST THE VALUE OF THE SUBACCOUNT FROM WHICH THE WITHDRAWAL IS MADE, WILL BE TAKEN INTO CONSIDERATION.

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                 TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                               TABLE OF CONTENTS

                                                                                         PAGE
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
DEFINITIONS............................................................................     3
CAPSULE SUMMARY OF THE CONTRACT........................................................     5
MERRILL LYNCH LIFE INSURANCE COMPANY...................................................     7
DESCRIPTION OF THE CONTRACT............................................................     7
     A.  GENERAL.......................................................................     7
     B.  PREMIUMS......................................................................     7
     C.  SELECTING THE GUARANTEE PERIOD................................................     8
     D.  SUBACCOUNT AND ACCOUNT VALUES.................................................     8
     E.  SUBACCOUNT TRANSFERS..........................................................     8
     F.  FIXING GUARANTEED INTEREST RATES..............................................     9
     G.  WITHDRAWALS...................................................................     9
     H.  MARKET VALUE ADJUSTMENT.......................................................    10
     I.  WITHDRAWAL CHARGE.............................................................    11
     J.  PAYMENT ON DEATH..............................................................    12
     K.  ANNUITY PROVISIONS............................................................    13
     L.  OTHER PROVISIONS..............................................................    15
DISTRIBUTION OF THE CONTRACTS..........................................................    16
FEDERAL TAX CONSIDERATIONS.............................................................    16
PREMIUM TAXES..........................................................................    21
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 PROVISIONS.............................    21
MORE INFORMATION ABOUT MERRILL LYNCH LIFE INSURANCE COMPANY............................    22
     A.  HISTORY AND BUSINESS..........................................................    22
     B.  SELECTED FINANCIAL DATA.......................................................    23
     C.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS...........................................    23
     D.  REINSURANCE...................................................................    30
     E.  CONTRACT OWNER ACCOUNT BALANCES...............................................    30
     F.  INVESTMENTS...................................................................    30
     G.  COMPETITION...................................................................    31
     H.  CERTAIN AGREEMENTS............................................................    31
     I.  EMPLOYEES.....................................................................    31
     J.  PROPERTIES....................................................................    31
     K.  STATE REGULATION..............................................................    32
DIRECTORS AND EXECUTIVE OFFICERS.......................................................    33
EXECUTIVE COMPENSATION.................................................................    34
LEGAL PROCEEDINGS......................................................................    36
LEGAL MATTERS..........................................................................    36
EXPERTS................................................................................    36
REGISTRATION STATEMENT.................................................................    36
FINANCIAL STATEMENTS OF MERRILL LYNCH LIFE INSURANCE COMPANY...........................    37
APPENDIX...............................................................................   A-1

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No person has been authorized to give any information or to make any representation other than that contained in this Prospectus in connection with the offer contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer of, or solicitation of an offer to acquire, any Contracts or Certificates thereunder offered by this Prospectus in any jurisdiction to anyone to whom it is unlawful to make such an offer or solicitation in such jurisdiction.

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                                  DEFINITIONS

account value:  The sum of all subaccount values.

annuitant: The person on whose continuation of life annuity payments may depend.

annuitant's beneficiary: The person to whom payment is to be made upon the death of the annuitant.

annuity:  A series of predetermined periodic payments.

annuity date: The date shown in the Certificate on which payment of an annuity under the Contract will commence.

beneficiary: The person to whom payment is to be made on the death of the participant or annuitant. There may be both a participant's beneficiary and an annuitant's beneficiary if the participant is not an annuitant.

Certificate: An individual certificate of participation issued by Merrill Lynch Life to each participant as evidence of his or her rights and benefits under the Contract.

certificate anniversary:  Each anniversary of the certificate date.

certificate date:  The date on which a Certificate is issued under the Contract.

certificate year: The year starting on the certificate date or a certificate anniversary and ending on the day immediately prior to the next certificate anniversary.

co-annuitant: If two persons are named as annuitants in the Certificate, each is a co-annuitant. In that case, "annuitant" means the co-annuitants, and death of the annuitant refers to the death of the last co-annuitant.

Contract:  The Contract described in and offered by this Prospectus.

Guarantee Period: The period of years for which a rate of interest is guaranteed to be credited to a subaccount.

Market Value Adjustment: A positive or negative adjustment made to subaccount value. It is applied on withdrawal of all or part of the subaccount value prior to the end of the Guarantee Period. If the annuity date is prior to the end of a Guarantee Period, the Market Value Adjustment is also generally applied at the annuity date. In addition, a Market Value Adjustment is applied in the event of payment on the death of the participant or annuitant prior to the annuity date unless the combined Market Value Adjustments of all affected subaccounts would reduce the participant's account value. (See "Market Value Adjustment" on page 10.)

Maximum Guarantee Period Option: An option to have subaccount values automatically transferred to a subaccount with a Guarantee Period equal to the longest Guarantee Period then offered by Merrill Lynch Life which (i) does not exceed the length of the participant's longest Guarantee Period immediately prior to transfer and (ii) ends on or prior to the annuity date. If the participant's annuity date is less than one year from the date of transfer, the subaccount value will be transferred to a subaccount with a one year Guarantee Period.

net account value:  The sum of all net subaccount values.

net subaccount value: The subaccount value after adjustment for any Market Value Adjustment and withdrawal charge applied in connection with a full withdrawal, annuitization or the payment of death benefits on the death of the participant or annuitant prior to the annuity date.

nonqualified certificate: A Certificate issued in connection with a nonqualified plan.

nonqualified plan:  A retirement plan other than a qualified plan.

participant: The individual participating under the Contract to whom a Certificate has been issued.

participant's beneficiary: The person to whom payment is to be made upon the death of the participant.

qualified certificate: A Certificate issued in connection with a qualified plan.

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qualified plan:  A retirement plan that receives favorable tax treatment under
Section 401, 403, 404, 408, 457 or any similar provision of the Internal Revenue Code.

Renewal Date: The last day of each current Guarantee Period which is also the first day of any new Guarantee Period to which subaccount value is transferred. Interest will be credited to the current Guarantee Period until the business day prior to the Renewal Date. Interest will be credited to any Guarantee Period to which subaccount value is transferred beginning as of the Renewal Date.

subaccount: An account maintained for a participant corresponding to a specified interest rate and Guarantee Period selected by the participant.

subaccount value: An amount equal to that part of a single premium allocated by a participant to a subaccount, or any reinvestment in a subaccount, plus credited interest, as adjusted for any prior withdrawals, Market Value Adjustments and withdrawal charges.

withdrawal charge: A charge deducted from subaccount value upon a withdrawal made prior to the end of a Guarantee Period.

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                        CAPSULE SUMMARY OF THE CONTRACT

THE CONTRACT

This Prospectus describes a group modified guaranteed annuity contract (the "Contract") issued by Merrill Lynch Life. The Contract may be purchased by any employer, entity or other organized group acceptable to Merrill Lynch Life. The Contract is a group allocated contract, which means that specific accounts are maintained for each individual within the group ("participant"). A Certificate is issued to each participant summarizing his or her rights and benefits under the Contract. Values and benefits provided under the Contract, including annuity payments, are funded by the general assets of Merrill Lynch Life.

The Contract may be issued pursuant to nonqualified retirement plans or plans qualifying for special tax treatment as "H.R. 10" plans, Individual Retirement Annuities or Accounts, corporate pension and profit-sharing plans, Tax-Sheltered Annuities or Section 457 deferred compensation ("Section 457") plans.

APPLICATION AND PREMIUMS

The applicant must complete and return a Contract application to Merrill Lynch Life's Service Center. Merrill Lynch Life reserves the right to reject any application. One Certificate will be issued for each single premium payment made under the Contract. The minimum single premium is $5,000.

THE SUBACCOUNTS

One or more subaccounts are maintained for each participant. The minimum which may be allocated to a subaccount is $5,000. A subaccount is established for each specified interest rate and Guarantee Period selected by the participant. A Guarantee Period is the period of years for which a rate of interest is guaranteed. Currently, the participant may select Guarantee Periods of from one to ten years. Merrill Lynch Life may, at its discretion, offer additional Guarantee Periods.

On the Renewal Date, subaccount value for that Guarantee Period will be transferred to one or more subaccounts designated by the participant. If Merrill Lynch Life does not receive timely notice from the participant designating the subaccounts to which the subaccount value is to be transferred, the subaccount value will be transferred automatically to a subaccount with a one year Guarantee Period unless the Maximum Guarantee Period Option is chosen. If the Maximum Guarantee Period Option has been chosen, the subaccount value will be transferred to a new subaccount with a Guarantee Period equal to the longest Guarantee Period then offered by Merrill Lynch Life which (i) does not exceed the length of the participant's longest Guarantee Period immediately prior to transfer and (ii) ends on or prior to the annuity date.

CHARGES

Merrill Lynch Life makes no deductions from each single premium. Except for the Market Value Adjustment described below, the only charge made is a withdrawal charge in the event all or part of a net subaccount value is withdrawn. However, no withdrawal charge is made for a withdrawal at the end of a Guarantee Period if Merrill Lynch Life receives written notice of the withdrawal prior to the Renewal Date. The withdrawal charge is equal to six months of interest on the amount withdrawn based on the guaranteed interest rate of the subaccount from which the withdrawal is made. No withdrawal charge is imposed in the event of payment upon the death of the annuitant or participant or, currently, upon annuitization. Premium taxes, if any, will be deducted from the net account value at the annuity date. In those jurisdictions that do not allow an insurance company to reduce its current taxable premium income by the amount of any withdrawal, surrender or death benefit paid, Merrill Lynch Life will also deduct a charge for these taxes on any withdrawal, surrender or death benefit effected under a certificate once regulatory approval has been obtained.

MARKET VALUE ADJUSTMENT

A Market Value Adjustment is applied to any withdrawal from a subaccount prior to the end of its Guarantee Period. It will also be applied to any subaccount if the annuity date is prior to the end of the Guarantee Period

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

for that subaccount. For Certificates issued prior to January 9, 1995, and for Certificates issued on or after that date but before state approvals are obtained, a Market Value Adjustment will not be applied at the annuity date if
(i) combined Market Value Adjustments of all affected subaccounts would reduce the participant's account value and (ii) annuity payments will be made for at least ten years or a life contingency or life expectancy annuity option has been chosen. In addition, a Market Value Adjustment will be applied in the event of payment upon the death of the participant or annuitant prior to the annuity date unless the combined effect of the Market Value Adjustments of all affected subaccounts would reduce the account value. The amount of the Market Value Adjustment is determined in accordance with the formula set forth on page 11 and may be positive or negative.

ANNUITY PAYMENTS

Annuity payments will start on the annuity date. The participant selects the annuity date and an annuity payment option. Each participant may select a different annuity date or annuity payment option later.

On the annuity date the net account value, less any applicable premium taxes, is multiplied by Merrill Lynch Life's then current annuity purchase rates to determine the amount of each annuity payment. Currently, withdrawal charges do not apply upon annuitization. The net account value is the sum of all net subaccount values. In determining the net account value, a Market Value Adjustment may be applied. If the net account value on the annuity date is less than $5,000 ($3,500 for certain qualified certificates), Merrill Lynch Life may pay the net account value in a lump sum in lieu of annuity payments. For tax consequences of a lump sum payment, see "Federal Tax Considerations--Partial Withdrawals and Surrenders" on page 18. If any annuity payment would be less than $50, Merrill Lynch Life may change the frequency of payments to intervals that will result in payments of at least $50.

PAYMENT ON DEATH

If either the participant or the annuitant (if other than the participant) dies prior to the annuity date, Merrill Lynch Life will pay to the participant's beneficiary or annuitant's beneficiary, as applicable, the greater of the account value or the net account value on the date of payment. In determining the net account value, no withdrawal charge will be applied.

If the participant dies after the annuity date, any amounts remaining unpaid will be paid to the participant's beneficiary pursuant to the same method of distribution in force at the date of death. If the annuitant dies after the annuity date, the annuitant's beneficiary may choose either to have any guaranteed amounts remaining unpaid continue to be paid for the amount or period guaranteed or to receive the present value of the remaining guaranteed payments in a lump sum.

WITHDRAWALS

The participant may withdraw all or part of the net account value prior to the earlier of the annuity date or the death of the annuitant. For partial withdrawals, the withdrawal must be at least $500, the remaining subaccount value of each subaccount, after adjustment for any Market Value Adjustment and withdrawal charge, must be at least $1,000, and the remaining account value must be at least $5,000. Withdrawals from qualified plans may be restricted. (See "Qualified Plans" on page 19.) Withdrawals are subject to tax and prior to age 59 1/2 may also be subject to a 10% federal penalty tax. (See "Federal Tax Considerations--Penalty Tax on Certain Withdrawals" on page 18.)

REPORTS TO PARTICIPANTS

At least once each year prior to the annuity date, participants will be sent a report outlining their account value, subaccount values, Guarantee Periods, withdrawal charges and Market Value Adjustments, if any, applied during the year. The report will not include financial statements.

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FREE LOOK RIGHT

When the participant receives the Certificate, it should be reviewed carefully to make sure it is what the participant intended to purchase. Generally, within ten days after the participant receives the Certificate, he or she may return it for a refund. Some states allow a longer period of time to return the Certificate. The Certificate must be delivered to Merrill Lynch Life's Service Center or to the Financial Consultant who sold it for a refund to be made. Merrill Lynch Life will then refund to the participant all premiums paid into the Certificate. The Certificate will then be deemed void from the beginning.

                      MERRILL LYNCH LIFE INSURANCE COMPANY

Merrill Lynch Life Insurance Company ("Merrill Lynch Life") is a stock life insurance company organized under the laws of the State of Washington in 1986 and redomesticated under the laws of the State of Arkansas in 1991. Merrill Lynch Life is an indirect wholly owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), a corporation whose common stock is traded on the New York Stock Exchange.

Merrill Lynch Life's home office is in Little Rock, Arkansas. The Service Center's address and phone number are P.O. Box 44222, Jacksonville, Florida 32231-4222, (800) 535-5549.

All communications concerning the Contract and Certificate should be addressed to Merrill Lynch Life's Service Center.

                          DESCRIPTION OF THE CONTRACT

A.  GENERAL

The Contract is a group allocated contract pursuant to which specific accounts are maintained for each participant. The Contract may be issued to any employer, entity or other organized group acceptable to Merrill Lynch Life. The Contract may be issued in connection with either qualified or nonqualified plans. Qualified plans include "H.R. 10" plans, Individual Retirement Annuities or Accounts, corporate pension and profit-sharing plans, Tax-Sheltered Annuities and Section 457 deferred compensation plans.

An eligible member of a group to which a Contract has been issued may become a participant by completing an application and forwarding payment of a single premium to Merrill Lynch Life's Service Center. The application is subject to Merrill Lynch Life's acceptance.

The rights and benefits of a participant are summarized in the Certificate. Provisions of the Contract are controlling. All such rights and benefits may be exercised without the consent of the contract owner. However, provisions of any plan in connection with which the Contract has been issued may restrict a person's eligibility to participate under the Contract, the minimum or maximum amount of the single premium, and the participant's ability to exercise the rights and/or receive the benefits provided under the Contract. Merrill Lynch Life reserves the right to terminate a Contract as to eligible members of the group not accepted as participants at the time of termination.

Contracts have been issued to Asset Group Trust (Sussex Trust Company, Georgetown, Delaware, Trustee) as Contract holder for a group comprised of account holders of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Contracts covering the same group have also been issued directly to Merrill Lynch, Pierce, Fenner & Smith Incorporated. Participation under this group is not permissible in some states.

B.  PREMIUMS

One Certificate will be issued for each single premium paid under the Contract. Only one Certificate will be issued to any one person on a given day. The single premium must be at least $5,000. If the amount of any single premium is more than $500,000, Merrill Lynch Life reserves the right to limit the amount of the premium. The premium will be allocated to one or more subaccounts as selected by the participant. The minimum allocation to a subaccount is $5,000. Merrill Lynch Life will confirm its receipt of the payment and

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

the subaccounts established for the payment. The Certificate does not permit the payment of additional premiums. An application for a separate Certificate must accompany each single premium.

C.  SELECTING THE GUARANTEE PERIOD

The participant may select one or more Guarantee Periods for each single premium or portion thereof. Merrill Lynch Life has discretion to determine the number of Guarantee Periods it will offer. Currently it offers Guarantee Periods ranging from one to ten years. Currently, the participant may select any of the ten Guarantee Periods. Merrill Lynch Life will establish a subaccount corresponding to each specified interest rate and Guarantee Period selected. Once a Guarantee Period has been selected, it cannot be changed. Amounts cannot be transferred from one subaccount to another prior to the end of the Guarantee Period. The participant may, however, withdraw amounts from a subaccount, subject to the restrictions described below and a Market Value Adjustment and withdrawal charge. (See "Market Value Adjustment" on page 10 and "Withdrawal Charge" on page 11.) Withdrawals may have federal income tax consequences, including a 10% penalty on amounts withdrawn. (See "Federal Tax Considerations--In General" on page 17.)

D.  SUBACCOUNT AND ACCOUNT VALUES

A participant's account value is the sum of all of his or her subaccount values. Each subaccount value is equal to the amount the participant allocated to the subaccount (either as part of the single premium or as part of the reinvestment of subaccount value at the end of a Guarantee Period), plus the interest credited thereto at the guaranteed rate, as adjusted for any prior withdrawals, Market Value Adjustments or withdrawal charges. Merrill Lynch Life offers a guaranteed interest rate for each subaccount. The participant is credited with the guaranteed interest rate in effect on the date Merrill Lynch Life receives his or her premium. The guaranteed interest rate will be credited to the subaccount daily (except on a February 29th) to yield the quoted guaranteed interest rate. Interest will be compounded annually on each certificate anniversary.

E.  SUBACCOUNT TRANSFERS

On each subaccount's Renewal Date, the participant may transfer amounts in that subaccount to one or more new subaccounts with new Guarantee Periods of any length then offered by Merrill Lynch Life. The amount transferred will be credited with the interest rate in effect on the Renewal Date for the subaccount to which the amount is transferred. Interest rates for the subaccounts to which transfers are made are guaranteed to be the same as the initial guaranteed interest rates being offered at the time of transfer on new Certificates.

Merrill Lynch Life will notify the participant of his or her right to transfer amounts to new subaccounts at least 30 days prior to the Renewal Date. Prior to the Renewal Date, the participant may advise Merrill Lynch Life of the new subaccounts to which the subaccount value is to be transferred. The minimum amount that can be transferred to any one subaccount is the lesser of (i) $5,000 or (ii) the total subaccount value at the time of transfer. No withdrawal charge or Market Value Adjustment is applied in connection with such transfers. Under current administrative procedures, if instructions are not received by the fifth business day after the Renewal Date, Merrill Lynch Life will transfer the subaccount value to a new subaccount with a one-year Guarantee Period, unless the Maximum Guarantee Period Option has been chosen by the participant. Subject to contractual and federal tax restrictions, the participant may change his or her annuity date so that the Guarantee Period of the new subaccount will end on or prior to the annuity date. (See "Annuity Provisions --Change of Annuity Date or Annuity Option" on page 13.)

The Maximum Guarantee Period Option may be selected at any time until the fifth business day after the Renewal Date. If it has been chosen, as of the Renewal Date the subaccount value will be transferred to a new subaccount with a Guarantee Period equal to the longest Guarantee Period then offered by Merrill Lynch Life which (i) does not exceed the length of the participant's longest Guarantee Period immediately prior to transfer and (ii) ends on or prior to the participant's annuity date. Under this option, if the subaccount value cannot be transferred to the longest Guarantee Period in which the participant's account value is invested immediately prior to transfer because such Guaranteed Period would end after the participant's annuity date, the subaccount value will be transferred to a subaccount with the next longest Guarantee Period then offered

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by Merrill Lynch Life that ends on or prior to the participant's annuity date.
For example, assume that the Maximum Guarantee Period Option is chosen, that a transfer occurs on March 1, 1996, that the participant's annuity date is on August 1, 2001, and that the longest Guarantee Period in which the participant's account value is invested is five years. If Merrill Lynch Life is then offering a five year Guarantee Period, the subaccount value will be transferred to a subaccount with a five year Guarantee Period since the Guarantee Period will end prior to August 1, 2001. If, however, the longest Guarantee Period in which the participant's account value is invested is six years or more, the subaccount value will be transferred to a subaccount with a five year Guarantee Period (or, if Merrill Lynch Life is not then offering a five year Guarantee Period, the longest Guarantee Period of less than five years then offered by Merrill Lynch
Life) since a subaccount with a Guarantee Period of six years would end after August 1, 2001. If the participant's annuity date is less than one year from the date of transfer, Merrill Lynch Life will transfer the subaccount value to a subaccount with a one year Guarantee Period.

F.  FIXING GUARANTEED INTEREST RATES

Merrill Lynch Life has no specific formula for establishing the guaranteed interest rates for the different Guarantee Periods. The determination made will be influenced by, but not necessarily correspond to, interest rates available on fixed income investments which Merrill Lynch Life may acquire with the amounts it receives as premiums under the Contracts. These amounts will be invested primarily in investment-grade fixed income securities including: securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government; debt securities that have an investment grade, at the time of purchase, within the four highest grades assigned by Moody's Investor Services, Inc. (Aaa, Aa, A or
Baa), Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service; mortgage-backed securities collateralized by real estate mortgage loans, or securities collateralized by other assets, that are insured or guaranteed by the Federal Home Loan Mortgage Association, the Federal National Mortgage Association or the Government National Mortgage Association, or that have an investment grade at the time of purchase within the four highest grades described above; other debt instruments; commercial paper; and cash or cash equivalents. Participants will have no direct or indirect interest in these investments. Merrill Lynch Life will also consider other factors in determining the guaranteed rates, including regulatory and tax requirements, sales commissions and administrative expenses borne by Merrill Lynch Life, general economic trends and competitive factors. MERRILL LYNCH LIFE'S MANAGEMENT WILL MAKE THE FINAL DETERMINATION OF THE GUARANTEED RATES IT DECLARES. MERRILL LYNCH LIFE CANNOT PREDICT OR GUARANTEE THE LEVEL OF FUTURE INTEREST RATES.

G.  WITHDRAWALS

Subject to certain conditions, a participant may withdraw all or part of his or her net account value or net subaccount value prior to the earlier of the annuity date or the death of the participant or annuitant upon written notice received at Merrill Lynch Life's Service Center before the annuity date. Withdrawals are subject to tax, and prior to age 59 1/2 may also be subject to a 10% federal penalty tax. (See "Federal Tax Considerations--In General" on page 17.) For full withdrawal, the withdrawal notice must be accompanied by the Certificate. Under qualified plans, withdrawals may be permitted only in circumstances specified in the plan, the consent of the participant's spouse may be required, and under Tax-Sheltered Annuities and certain Section 401 plans, withdrawals attributable to contributions made pursuant to a salary reduction agreement may be made only after the participant reaches age 59 1/2 and in other limited circumstances. (See "Qualified Plans" on page 19.)

Partial withdrawals must be at least $500, and the net subaccount value remaining after the withdrawal must be at least $1,000, unless the entire subaccount value is withdrawn. The remaining account value must be at least $5,000. Otherwise, the partial withdrawal will not be permitted. The participant must specify the subaccounts from which the withdrawal is to be made. If two or more subaccounts from which the withdrawal is to be made have the same Guarantee Period, the participant must first withdraw from the subaccount with the shortest period of time remaining in its Guarantee Period until that subaccount has been depleted.

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

The amount of the withdrawal will be paid to the participant, and any Market Value Adjustment will be made to, and any withdrawal charge will be deducted from, the subaccounts from which the withdrawal is made. Immediately after a partial withdrawal, the subaccount value will equal the subaccount value prior to the withdrawal, plus or minus any applicable Market Value Adjustment, minus any applicable withdrawal charge, and minus the amount withdrawn. In the case of a request to withdraw the entire amount from a subaccount, the participant receives the net subaccount value (which reflects any adjustments to the subaccount value for the withdrawal charge and Market Value Adjustment applied in connection with such withdrawal). Upon such full withdrawal, the subaccount value is reduced by the amount withdrawn as well as any applicable withdrawal charge, and the Market Value Adjustment is applied, thereby reducing the subaccount value to zero. (See "Market Value Adjustment" on page 10 and "Withdrawal Charge" on page 11.) The tables which appear in the Appendix illustrate the effect of a full withdrawal from a subaccount on the subaccount value.

H.  MARKET VALUE ADJUSTMENT

The Contract provides for the imposition of a Market Value Adjustment, determined by application of the formula described below, in three circumstances. First, whenever the participant makes a withdrawal from a subaccount, other than one made at, and for which Merrill Lynch Life has received written notice prior to, the Renewal Date, a Market Value Adjustment will be made.

Second, a Market Value Adjustment will be applied at the annuity date to any subaccount if the annuity date is prior to the end of the Guarantee Period for that subaccount. For Certificates issued prior to January 9, 1995, and for Certificates issued on or after that date but before state approvals are obtained, a Market Value Adjustment will not be applied at the annuity date if
(i) combined Market Value Adjustments of all affected subaccounts would reduce the participant's account value and (ii) annuity payments will be made for at least ten years or a life contingency or life expectancy annuity option has been chosen. Participants should refer to their Certificates to determine when a Market Value Adjustment will be applied.

Third, a Market Value Adjustment is applied in the event of payment upon the death of the participant or the annuitant prior to the annuity date unless the combined Market Value Adjustments of all affected subaccounts would reduce the participant's account value.

Because of the market value adjustment provision of the Contract, the participant bears the investment risk that the guaranteed interest rates offered by Merrill Lynch Life at the time the participant makes a withdrawal from a subaccount or starts receiving annuity payments may be higher than the guaranteed interest rate of the subaccount to which the Market Value Adjustment is applied, with the result that the participant's subaccount value may be substantially reduced.

The Market Value Adjustment will depend on the remaining time in the Guarantee Period of the subaccount from which the withdrawal is made or to which the adjustment is being applied and on the relationship between the guaranteed interest rate of the subaccount from which the withdrawal or payment, as applicable, is made to the guaranteed interest rates offered on new Certificates at the time the Market Value Adjustment is applied. The Appendix contains tables which illustrate the application of the Market Value Adjustment in the context of full withdrawals from a hypothetical subaccount. The Market Value Adjustment may result in either an increase or decrease in subaccount value, depending on the relationship of (1) the current guaranteed interest rate for a period equal to the time remaining in the subaccount, which rate is interpolated from the rates currently offered by Merrill Lynch Life for subaccounts with Guarantee Periods closest to such period, to (2) the guaranteed interest rate for the subaccount. If the current guaranteed interest rate of (1) above is lower than the guaranteed rate of (2), application of the Market Value Adjustment will result in an increase in subaccount value; if (1) is higher than (2), application of the Market Value Adjustment will result in a decrease in subaccount value. If the adjustment is positive, the additional amount will be credited to the subaccount. If negative, the amount of the adjustment will be deducted from the subaccount value and will be retained by Merrill Lynch Life for its own benefit.

The amount of the Market Value Adjustment is based on the relationship of the guaranteed interest rates offered on new Certificates issued at the time the Market Value Adjustment is applied to the guaranteed interest rate credited to the subaccount from which the withdrawal or payment, as applicable, is made. If the remaining period of time in the Guarantee Period is a whole number of years, Merrill Lynch Life uses the guaranteed interest rate currently offered by it for a Guarantee Period equal to the number of remaining years. If the remaining period of time in the Guarantee Period is not a whole number of years, the interest rate is derived from the guaranteed interest rates currently offered for the Guarantee Periods nearest the remaining period of time. This derivation is by straight line interpolation, except where the remaining period of time is less than one year, in which case Merrill Lynch Life uses the current guaranteed rate for a Guarantee Period of one year. For example, if the remaining period is
4.75 years, the interpolated guaranteed interest rate will be equal to the sum of one-fourth of the four year rate and three-fourths of the five year rate. If the four year rate were 5.5% and the five year rate were 5.7%, the interpolated rate would be 5.65%, 5.5% times .25 plus 5.7% times .75.

The amount of the market value adjustment is determined from the following formula:

                    1 + B       n/365
A X   [   1-    (  --------   )         ]
                    1 + C

where "A" is (i) the amount withdrawn from the subaccount, in the case of a partial withdrawal, or (ii) the net subaccount value, in the case of (a) a full withdrawal from a subaccount, (b) a payment made due to the death of the participant or annuitant prior to the annuity date, or (c) annuitization, "B" is the current guaranteed interest rate that Merrill Lynch Life is offering for a subaccount with a Guarantee Period of a duration of years equal to "n"/365 or that is interpolated for "n"/365 based on the guaranteed interest rates offered for subaccounts nearest "n"/365 (if n/365 is less than 1, we will assume B is equal to the rate for a one-year Guarantee Period), "C" is the guaranteed interest rate for the subaccount, and "n" is the remaining number of days in the Guaranteed Period of the subaccount from which the withdrawal is made or to which the adjustment is applied.

For example, assume that a withdrawal of $20,000 is made from a subaccount with 1,734 days (4.75 years) remaining in the Guarantee Period and a guaranteed interest rate of 5.4%. Assume also that the guaranteed interest rates currently offered for Guarantee Periods of 4 and 5 years are 5.5% and 5.7%, respectively. "B" is equal to 5.65%, the sum of 5.7% times .75 and 5.5% times .25. To calculate the Market Value Adjustment Merrill Lynch Life divides the sum of 1 and "B", 1.0565, by the sum of 1 and the guaranteed interest rate for the affected subaccount, 1.054. The resulting figure, 1.0023719, is then taken to the "n"/365 power, or 4.75 (1,734/365), which is 1.0113168. 1.0113168 is subtracted from 1 and the resulting figure, -.0113168, is multiplied by the amount of the withdrawal, $20,000, to give -$226.34. Since this figure is a negative number, it is subtracted from the remaining subaccount value together with any applicable withdrawal charge. If "B" had been 5.15%, instead of 5.65%, the Market Value Adjustment would have been +$224.33, which would have been added to the remaining subaccount value.

The greater the difference in interest rates, the greater the effect of the Market Value Adjustment. If in the above example "B" had been 7%, 8%, and 9%, the Market Value Adjustment would have been -$1,483.75, -$2,454.32 and -$3,459.19, respectively. The Market Value Adjustment is also affected by the remaining period in the Guarantee Period of the subaccount from which the withdrawal is made, which is "n" in the formula. Thus, if in the first example above "n"/365 were 2.5 or 1.5, the Market Value Adjustment would be -$118.81 or -$71.20, respectively. Tables showing the impact of the Market Value Adjustment and withdrawal charge on hypothetical full withdrawals are set forth in the Appendix.

I.  WITHDRAWAL CHARGE

A withdrawal charge is imposed if the participant makes a withdrawal from a subaccount other than at the end of a subaccount's Guarantee Period. No withdrawal charge is imposed if a withdrawal is made on the Renewal Date where prior written notice was received at Merrill Lynch Life's Service Center. The charge is equal to six months of simple interest computed on the amount withdrawn based on the guaranteed interest rate of the subaccount from which the withdrawal is made. Thus, if the guaranteed interest rate is 6% per year, the withdrawal charge will be 3%. The amount of the charge remains the same whether or not six months' interest has been credited to the subaccount. For a full withdrawal, the amount withdrawn is the net account value.

For a partial withdrawal, the withdrawal charge will be deducted from the remaining value of the subaccounts from which the withdrawal was made. For a full withdrawal, the withdrawal charge is reflected in the net account value distributed to the participant. Currently withdrawal charges do not apply upon annuitization. However, Merrill Lynch Life reserves the right to apply the withdrawal charge on annuitization to any subaccount if the annuity date is prior to the end of the Guarantee Period for that subaccount. Withdrawal charges also do not apply to annuity payments or to any payment made due to the death of the annuitant or participant.

The application of the withdrawal charge may be illustrated by the following example. Assume a partial withdrawal of $7,000 made from two subaccounts, one with a Guarantee Period of five years and a guaranteed interest rate of 5.6%, the other with a Guarantee Period of three years and a guaranteed interest rate of 5.45%, and each having a subaccount value of $5,000. Assume further that the participant directs that the partial withdrawal should be taken from the subaccount having the five year Guarantee Period to the maximum extent possible and the remainder taken from the subaccount having the three year Guarantee Period. Assume also that the Market Value Adjustment applied to the five year Guarantee Period operates to reduce its value by 22.20% and that the adjustment applied to the three year Guarantee Period operates to reduce its value by 17%. The maximum withdrawal that can be taken from the subaccount with the five year Guarantee Period is $4,000, since the Market Value Adjustment applied to the $4,000 withdrawal reduces the subaccount value by $888 (22.2% of $4,000) and the withdrawal charge of $112 (.056% divided by 2, times $4,000) exhausts the remaining subaccount value. The remaining portion of the requested withdrawal, $3,000 is deducted from the subaccount with the three year Guarantee Period. Also deducted from that subaccount are the Market Value Adjustment applicable to the $3,000 withdrawal, $510 (17% of $3,000), and the withdrawal charge, $81.75 (5.45% divided by 2 times $3,000), resulting in a remaining subaccount value of $1,408.25.

J.  PAYMENT ON DEATH

Death Prior to the Annuity Date. Subject to the rights of a participant's surviving spouse in certain circumstances (described below), if the participant or the annuitant (under a Contract where the participant is not an annuitant) dies prior to the annuity date, Merrill Lynch Life will pay to the participant's beneficiary or the annuitant's beneficiary, as applicable, the greater of the account value or the net account value on the date of payment (the "death benefit"). In determining the net account value, no withdrawal charge will be applied. Payment will be made upon receipt by Merrill Lynch Life of proof of the death of the participant or annuitant, as applicable (i.e., certified copy of death certificate), and, subject to the special rules applicable to any participant's death (discussed below), will be made in a lump sum unless an annuity option is chosen. If no annuity option is chosen by the 60th day following receipt of the certified death certificate, Merrill Lynch Life reserves the right to automatically pay the death benefit in a lump sum.

In the event of a participant's death, the death benefit generally must be distributed within five years of the death of the participant. The participant's beneficiary may, however, elect to receive the death benefit pursuant to a payment option under which payments commence within one year of the participant's death and which does not extend beyond the life expectancy of the beneficiary. In addition, if the surviving spouse of a deceased participant is the participant's beneficiary, the spouse may choose to become the participant and to continue the Certificate in force on the same terms as before the participant's death, in which event no death benefit is paid upon the death of the deceased participant, and the spouse thereafter shall be the participant and the annuitant. If the Certificate names more than one participant, the death of the participant will be deemed to occur when the first participant dies.

If the participant is not the annuitant, the participant may irrevocably elect, prior to the annuitant's death and prior to the annuity date, to continue the Certificate in force in the event of the annuitant's death prior to the annuity date on the same terms as before the annuitant's death. If the participant makes this election, no death benefit is paid upon the death of the annuitant, and the person designated by the participant at the time of the election shall become the annuitant upon the death of the original annuitant prior to the annuity date. This option is available only if the participant is a natural person or the Certificate is issued in connection with a plan entitled to special tax treatment under Sections 401 or 408 of the Internal Revenue Code.

If a beneficiary does not survive the participant or annuitant, as applicable, the estate or heirs of the beneficiary have no rights under the Contract. If no beneficiary survives the participant or annuitant, payment will be made to the participant, if living, and if the participant is not living, to the participant's estate.

If the participant is not an individual, the primary annuitant as determined in accordance with Section 72(s) of the Internal Revenue Code (i.e., the individual the events in the life of whom are of primary importance in affecting the timing or amount of distributions under the Contract) will be treated as the participant for purposes of these distribution requirements, and any change in the primary annuitant will be treated as the death of the participant.

Death After the Annuity Date. If the participant dies after the annuity date, any amounts remaining unpaid will be paid at least as rapidly as under the same method of distribution in force at the date of death. If the annuitant dies after the annuity date, the annuitant's beneficiary may choose either to have any guaranteed amounts remaining unpaid continue to be paid for the amount or period guaranteed or to receive the present value of the remaining guaranteed payments in a lump sum. (See "Annuity Provisions" below.) The present value will be determined using the interest rate on which annuity payments were determined, and will be less than the sum of the remaining guaranteed payments. If the annuitant's beneficiary dies while guaranteed amounts remain unpaid, the present value of the remaining payments will be paid in a lump sum to the beneficiary's estate.

K.  ANNUITY PROVISIONS

General. Annuity payments will be paid to the participant and will commence on the annuity date. The participant may or may not be the annuitant. The participant designates the annuitant in the Certificate application and may later change the annuitant upon written notice to Merrill Lynch Life. The participant may also designate a co-annuitant, in which case the death of the annuitant is deemed to occur when both co-annuitants are deceased.

The amount of monthly annuity payments, other than payments made pursuant to the qualified plan option, will be determined by applying the net account value at the annuity date, less any premium taxes, to the annuity option chosen using Merrill Lynch Life's then current annuity rates. Currently, withdrawal charges do not apply upon annuitization. Current annuity rates are guaranteed to be no less favorable than the minimum guaranteed annuity rates shown in the annuity tables contained in the Contract. Premium taxes imposed by states and local jurisdictions currently range from 0% to 5% depending on the tax treatment of the Contract. In determining the net account value, a Market Value Adjustment will be applied to any subaccount if the annuity date is prior to the end of the Guarantee Period for that subaccount. For Certificates issued prior to January 9, 1995, and for Certificates issued on or after that date but before state approvals are obtained, a Market Value Adjustment will not be applied at the annuity date if (i) combined Market Value Adjustments of all affected subaccounts would reduce the participant's account value and (ii) annuity payments will be made for at least ten years or a life contingency or life expectancy annuity option has been chosen.

Selection of Annuity Date and Annuity Options. The participant may select the annuity date and an annuity option in the Certificate application. If the participant does not select an annuity date, the annuity date will be the first day of the next month after the annuitant's 75th birthday and the annuity option will be a life annuity with a 10 year guarantee. The annuity date must be the first day of a calendar month. It may not be later than the first day of the next month after the annuitant's 85th birthday. (For qualified Certificates, the annuity date generally may not be later than April 1 of the calendar year after the calendar year in which the annuitant attains age 70 1/2.)

Change of Annuity Date or Annuity Option. The participant may change the annuity date or the annuity option on written notice received at Merrill Lynch Life's Service Center at least 30 days prior to the current annuity date. Changes of the annuity date are subject to federal tax restrictions. (See "Federal Tax Considerations" on page 16.)

Annuity Options. The participant may select any one of the following annuity options or any other option satisfactory to the participant and Merrill Lynch Life. For qualified Certificates, certain restrictions may apply.

     PAYMENTS OF A FIXED AMOUNT: Equal payments in the amount chosen will be made until the net account value applied under this option is exhausted. The period over which payments are made must be at least five years.

     PAYMENTS FOR A FIXED PERIOD: Payments will be made for the period chosen. The period must be at least five years.

     *LIFE ANNUITY: Payments will be made for the life of the annuitant. Payments will cease with the last payment due prior to the annuitant's death.

     LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 OR 20 YEARS: Payments will be made for the guaranteed period chosen (10 or 20 years) and as long thereafter as the annuitant lives.

     LIFE ANNUITY WITH GUARANTEED RETURN OF NET ACCOUNT VALUE: Payments will be made until the sum of the annuity payments equals the net account value applied under this option, and as long thereafter as the annuitant lives.

     *JOINT AND SURVIVOR LIFE ANNUITY: Payments will be made during the lifetimes of the annuitant and a designated second person. Payments will continue as long as either is living.

     QUALIFIED PLAN OPTION: This option is available only under qualified Certificates. It is not available under Section 457 plans. Payments may be based on (a) the life expectancy of the annuitant, (b) the joint life expectancy of the annuitant and his or her spouse, or (c) the life expectancy of the surviving spouse if the annuitant dies before the annuity date. Payments will be made annually. Each payment will be equal to the net account value on the first day of the calendar year divided by applicable current life expectancy based on Internal Revenue Service regulations. Each subsequent payment will be made on the anniversary of the annuity date. Interest will be credited at Merrill Lynch Life's then current rate for this option. The rate will not be less than that shown in the Contract. On death of the measuring life or lives, any unpaid net account value will be paid to the beneficiary in a lump sum.

*THESE OPTIONS ARE LIFE ANNUITIES UNDER WHICH IT IS POSSIBLE FOR THE PARTICIPANT TO RECEIVE ONLY ONE ANNUITY PAYMENT IF THE ANNUITANT (OR THE ANNUITANT AND A DESIGNATED SECOND PERSON) DIES AFTER THE FIRST PAYMENT, OR TO RECEIVE ONLY TWO ANNUITY PAYMENTS IF THE ANNUITANT (OR THE ANNUITANT AND A DESIGNATED SECOND PERSON) DIES AFTER THE SECOND PAYMENT, AND SO ON.

Minimum Annuity Payments. Annuity payments will be made monthly unless the participant chooses less frequent payments or the qualified plan option, provided that if any payment would be less than $50, Merrill Lynch Life may change the frequency so payments are at least $50 each. If the net account value to be applied at the annuity date is less than $5,000 ($3,500 for certain qualified Certificates), Merrill Lynch Life may elect to pay that amount in a lump sum. (For tax consequences of a lump sum payment, see "Federal Tax Considerations" on page 16.)

Annuity Rates. Annuity rates will be no less favorable than those shown in the annuity tables contained in the Contract. Those tables show the minimum guaranteed amount of each monthly payment for each $1,000 applied according to the age and sex of the annuitant at the annuity date. The tables are based on the 1983 Table "a" projected forward to 1995 for Individual Annuity Valuation with current mortality adjustments. When required by law, Merrill Lynch Life will use annuity tables that do not differentiate on the basis of sex.

The Contract contains a formula for adjusting the age of the annuitant based on the annuity date for purposes of determining minimum monthly annuity payments. If the annuity date is prior to the year 2000, there is no age adjustment. If the annuity date is between the years 2000 and 2009, the annuitant's age is reduced by one year. For each decade thereafter, the annuitant's age is reduced one additional year. The maximum age adjustment is four years.

An age adjustment results in a reduction in the minimum monthly annuity payments that would otherwise be made. Therefore, if the rates Merrill Lynch Life is using are the minimum rates shown in the annuity tables contained in the Contract, it may be advantageous for the participant to designate an annuity date that immediately precedes the date on which an age adjustment would occur under the Contract. For example, the annuity payment rates in the annuity tables for an annuitant with an annuity date in the year 2010 are the same as those for an annuity date twelve months earlier, even though the annuitant is one year older, because the new decade results in the annuitant's age being reduced by an additional year. Current annuity rates, unlike the guaranteed rates, do not involve any age adjustment.

Proof of Age, Sex and Survival. Merrill Lynch Life may require satisfactory proof of the age, sex or survival of any person on whose continued life any payment under the Certificate depends.

Misstatement of Age or Sex. If the age or sex of an annuitant is misstated, annuity payments will be adjusted to reflect the correct age and sex. Any amount overpaid as the result of such misstatement will be deducted from the next payments due. Any amount underpaid will be paid in full with the next payment due.

L.  OTHER PROVISIONS

Beneficiary. The beneficiary is the person or persons named in the Certificate application to whom payment is to be made upon the death of the participant or annuitant. If the participant is not the annuitant, the participant may name one beneficiary to receive payment on death of the participant and a different beneficiary to receive payment on death of the annuitant. If the participant is the annuitant, the participant's beneficiary and the annuitant's beneficiary must be the same. Unless a beneficiary has been irrevocably designated, the participant's beneficiary may be changed while the participant is alive, and the annuitant's beneficiary may be changed while the annuitant is alive. The change of a beneficiary who was named by the participant irrevocably may only be made with the consent of the beneficiary. The estate or heirs of a beneficiary who dies prior to the participant or annuitant have no rights under the Contract. If no beneficiary survives the participant or annuitant, payment will be made to the participant, if living, or to the participant's estate if the participant has died. Certain restrictions may apply in the case of qualified Certificates.

Assignment. Upon notice to Merrill Lynch Life, the participant may make a collateral assignment of his or her rights under the Contract by transferring the participant's Certificate to a creditor as a security for a debt. If the Contract is issued pursuant to a qualified Plan, the participant's rights under the Contract may not be assigned, pledged or transferred, unless permitted by law. A collateral assignment does not change ownership of the Certificate. The rights of a collateral assignee have priority over the rights of a beneficiary. A collateral assignment may have federal income tax consequences. (See "Federal Tax Considerations--Transfers, Assignments, or Exchanges of a Certificate" on page 19.)

Notices and Elections. All notices, changes and choices the participant makes under the Contract must be in writing, signed by the proper party and received at Merrill Lynch Life's Service Center to be effective. The selection of subaccounts in which the subaccount value at the end of a Guarantee Period is to be invested or from which partial withdrawals are to be made may be made by telephone. In addition, choices regarding the Maximum Guarantee Period Option, pursuant to which Merrill Lynch Life transfers subaccount values in the absence of instructions from a participant, may be made by telephone. Merrill Lynch Life will employ reasonable procedures to confirm that instructions communicated by telephone are genuine. These procedures may include, but are not limited to, possible recording of telephone calls and obtaining appropriate identification before effecting any telephone transactions. Merrill Lynch Life will not be liable for following telephone instructions that it reasonably believes to be genuine. Notices, changes and choices relating to beneficiaries will take effect as of the date signed unless Merrill Lynch Life has already acted in reliance on the prior status.

Amendment of Contract and Certificates. Merrill Lynch Life may amend the Contract and the Certificates at any time as may be necessary to conform to any applicable law, regulation or ruling issued by a government agency.

Deferral of Payments. All sums payable by Merrill Lynch Life are payable at its Service Center. Merrill Lynch Life may require return of a Certificate prior to making payment. Merrill Lynch Life may defer payments of partial or full withdrawals for up to six months.

Free Look Right. When the participant receives the Contract, it should be reviewed carefully to make sure it is what the participant intended to purchase. Generally, within ten days after the participant receives the Certificate, he or she may return it for a refund. Some states allow a longer period of time to return the Certificate. The Certificate must be delivered to Merrill Lynch Life's Service Center or to the Financial Consultant who sold it for a refund to be made. Merrill Lynch Life will then refund to the participant all premiums paid into the Certificate. The Certificate will then be deemed void from the beginning. If a participant exercises his or her free look right, that participant may not submit another application with the same annuitant for ninety days.

Guarantee of Contracts and Certificates. The federal government or its instrumentalities does not guarantee the Contracts or Certificates. Merrill Lynch Life backs the guarantees associated with the Contracts and Certificates.

                         DISTRIBUTION OF THE CONTRACTS

Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") is the principal underwriter of the Contract. It was organized in 1958 under the laws of the state of Delaware and is registered as a broker-dealer under the Securities Exchange Act of 1934. It is a member of the National Association of Securities Dealers, Inc. ("NASD"). MLPF&S' principal business address is World Financial Center, 250 Vesey Street, New York, New York 10281.

Contracts are sold by registered representatives (Financial Consultants) of MLPF&S who are also licensed through various Merrill Lynch Life Agencies ("MLLA") as insurance agents for Merrill Lynch Life. Merrill Lynch Life has entered into a distribution agreement with MLPF&S and companion sales agreements with MLLA through which agreements the Contracts are sold and the Financial Consultants are compensated by MLLA and/or MLPF&S. The maximum commission paid to the Financial Consultant is 2.0% of each premium. In addition, the maximum compensation paid to the Financial Consultant for each reinvestment is 1.8% of account value reinvested. Commissions may be paid in the form of non-cash compensation.

The maximum commission Merrill Lynch Life will pay to the applicable insurance agency to be used to pay commissions to Financial Consultants is 4.5% of each premium. In addition, the maximum compensation Merrill Lynch Life will pay to the applicable insurance agency to be used to pay compensation to Financial Consultants for reinvestment is 3.2% of account value reinvested.

MLPF&S may arrange for sales of the Contract by other broker-dealers who are registered under the Securities Exchange Act of 1934 and are members of the NASD.

                           FEDERAL TAX CONSIDERATIONS

INTRODUCTION

The following discussion is general and is not intended as tax advice.

This discussion is not intended to address the tax consequences resulting from all of the situations in which a person may be entitled to or may receive a distribution under the Contract. Any person concerned about these tax implications should consult a competent tax adviser before initiating any transaction. This discussion is based upon Merrill Lynch Life's understanding of the present federal income tax laws as they are currently interpreted by the Internal Revenue Service. No representation is made as to the likelihood of the continuation of the present federal income tax laws or of the current interpretation by the Internal Revenue Service. Moreover, no attempt has been made to consider any applicable state or other tax laws.

MERRILL LYNCH LIFE DOES NOT MAKE ANY GUARANTEE REGARDING THE TAX STATUS OF ANY CONTRACT OR CERTIFICATE ISSUED THEREUNDER OR ANY TRANSACTION INVOLVING THE CONTRACTS OR CERTIFICATES.

The Contract may be purchased on a non-qualified tax basis ("non-qualified Contract") or purchased and used in connection with plans qualifying for favorable tax treatment ("qualified Contract"). The qualified

Contracts were designed for use by individuals whose premium payment is comprised solely of proceeds from and/or contributions under retirement plans which are intended to qualify as plans entitled to special income tax treatment under Section 401(a), 403, 404, 408, or 457 of the Internal Revenue Code. The ultimate effect of federal income taxes on the amounts held under a Contract, on annuity payments, and on the economic benefit to the participant, the annuitant, or the beneficiary depends on the type of retirement plan, on the tax and employment status of the individual concerned and on Merrill Lynch Life's tax status. In addition, certain requirements must be satisfied in purchasing a qualified Contract with proceeds from a tax qualified plan and receiving distributions from a qualified Contract in order to continue receiving favorable tax treatment. Therefore, purchasers of qualified Contracts or Certificates issued thereunder should seek competent legal and tax advice regarding the suitability of a Contract for their situation, the applicable requirements, and the tax treatment of the rights and benefits of a Contract. The following discussion assumes that qualified Contracts are purchased with proceeds from and/or contributions under retirement plans that qualify for the intended special federal income tax treatment.

TAXATION OF MERRILL LYNCH LIFE

Merrill Lynch Life is taxed as a life insurance company under Part I of Subchapter L of the Internal Revenue Code. The assets underlying the Contracts will be owned by Merrill Lynch Life. The income earned on such assets will be income to Merrill Lynch Life.

TAX STATUS OF THE CONTRACT

Merrill Lynch Life believes that the Contract will be treated as an annuity contract and that Merrill Lynch Life will be treated as owning the assets supporting the Contract for federal income tax purposes. Merrill Lynch Life, however, reserves the right to modify the Contract as necessary to prevent the contract owner or participant from being considered the owner of the assets supporting the Contract for federal tax purposes.

Furthermore, in order to be treated as an annuity contract for federal income tax purposes, Section 72(s) of the Internal Revenue Code requires any non-qualified Contract to provide that (a) if any participant dies on or after the annuity commencement date but prior to the time the entire interest in the Certificate has been distributed, the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of that participant's death; and (b) if any participant dies prior to the annuity commencement date, the entire interest in the Certificate will be distributed within five years after the date of the participant's death. These requirements will be considered satisfied as to any portion of the participant's interest which is payable to or for the benefit of a "designated beneficiary" and which is distributed over the life of such "designated beneficiary" or over a period not extending beyond the life expectancy of that beneficiary, provided that such distributions begin within one year of that participant's death. The participant's "designated beneficiary" (referred to herein as the "participant's beneficiary") is the person designated by such participant as a beneficiary and to whom the participant's interest in the Certificate passes by reason of death and must be a natural person. However, if the participant's "designated beneficiary" is the surviving spouse of the participant, the Certificate may be continued with the surviving spouse as the new participant. Solely for purposes of applying the provisions of Section 72(s) of the Code, when non-qualified Contracts are held by other than a natural person, the death of the annuitant is treated as the death of the participant.

The non-qualified Contracts contain provisions which are intended to comply with the requirements of Section 72(s) of the Internal Revenue Code, although no regulations interpreting these requirements have yet been issued. Merrill Lynch Life intends to review such provisions and modify them if necessary to assure that they comply with the requirements of Internal Revenue Code Section 72(s) when clarified by regulation or otherwise.

Other rules may apply to qualified Contracts.

THE FOLLOWING DISCUSSION ASSUMES THAT THE CONTRACTS WILL QUALIFY AS ANNUITY CONTRACTS FOR FEDERAL INCOME TAX PURPOSES.

FEDERAL TAXES

a.  In General

Section 72 of the Internal Revenue Code governs taxation of annuities in general. Merrill Lynch Life believes that a participant who is a natural person generally is not taxed on increases in the value of a Contract until distribution occurs by withdrawing all or part of the account value (e.g., partial withdrawals and surrenders) or as annuity payments under the annuity option elected. For this purpose, the assignment, pledge, or agreement to assign or pledge any portion of the account value (and in the case of a qualified Contract, any portion of an interest in the qualified plan) generally will be treated as a distribution. The taxable portion of a distribution (in the form of a single sum payment or an annuity) is taxable as ordinary income.

A participant in any annuity contract who is not a natural person generally must include in income any increase in the excess of the Contract's account value over the "investment in the contract" (discussed below) during the taxable year. There are some exceptions to this rule and a prospective participant that is not a natural person may wish to discuss these with a competent tax adviser.

The following discussion generally applies to Contracts whose participants are natural persons.

b.  Partial Withdrawals and Surrenders

In the case of a partial withdrawal or surrender under a qualified Contract or Certificate issued thereunder, under Section 72(e) of the Internal Revenue Code a ratable portion of the amount received is taxable, generally based on the ratio of the "investment in the contract" to the participant's total accrued benefit or balance under the retirement plan. The "investment in the contract" generally equals the portion, if any, of any premium payments paid by or on behalf of any individual under a Contract which was not excluded from the individual's gross income. For Contracts issued in connection with qualified plans, a participant's "investment in the contract" can be zero. Special tax rules may be available for certain distributions under qualified Contracts.

In the case of a partial withdrawal under a non-qualified Contract before the annuity date, under Internal Revenue Code Section 72(e) amounts received are generally first treated as taxable income to the extent that the account value immediately before the partial withdrawal (increased by the net excess, if any, of the sum of all Market Value Adjustments that increase any subaccount value over the sum of all Market Value Adjustments that decrease any subaccount value which result from the partial withdrawal) exceeds the "investment in the contract" at that time. Any additional amount withdrawn is not taxable.

It is important to note that the Contract is an integrated annuity contract and that therefore in determining the extent to which a withdrawal from one subaccount is taxable, the account value and "investment in the contract" for the entire Contract, not just the subaccount from which the withdrawal is made, will be taken into account.

In the case of a surrender under a non-qualified Contract, under Section 72(e) amounts received are generally treated as taxable income to the extent the net amount received exceeds the "investment in the contract" at that time.

c.  Annuity Payments

Although tax consequences may vary depending on the annuity option elected under the Contract, under Internal Revenue Code Section 72(b), generally gross income does not include that part of any amount received as an annuity under an annuity contract that bears the same ratio to such amount as the investment in the contract bears to the expected return at the annuity date. In this respect (prior to recovery of the investment in the contract), there is generally no tax on the amount of each payment which represents the same ratio that the "investment in the contract" bears to the total expected value of the annuity payments for the term of the payments; however, the remainder of each income payment is taxable. In all cases, after the "investment in the contract" is recovered, the full amount of any additional annuity payments is taxable.

d.  Penalty Tax on Certain Withdrawals

In the case of a distribution under a non-qualified Contract, there may be imposed a federal penalty tax equal to 10% of the amount treated as taxable income. In general, however, there is no penalty tax on distributions: (1) made on or after the date on which the participant attains age 59 1/2; (2) made as a result of death or disability of the participant; (3) received in substantially equal periodic payments over the life or life expectancy of the participant (or joint life or life expectancy of the participant and a designated beneficiary). In certain circumstances, other exceptions may apply. Other tax penalties may apply to certain distributions under a qualified Contract.

e.  Taxation of Death Benefit Proceeds

Amounts may be distributed from a Contract because of the death of the participant, the annuitant, or the coannuitant. Generally, such amounts are includable in the income of the recipient as follows: (1) if distributed in a lump sum, they are taxed in the same manner as a full surrender of the Contract, as described above, or (2) if distributed under an annuity option, they are taxed in the same manner as annuity payments, as described above.

f.  Transfers, Assignments, or Exchanges of a Certificate

A transfer of ownership of a Certificate, the designation of an annuitant, payee or other beneficiary who is not also the participant, or the exchange of a Certificate may result in certain tax consequences to the participant that are not discussed herein. A participant contemplating any such transfer, assignment, or exchange of a Certificate should contact a competent tax adviser with respect to the potential tax effects of such a transaction.

g.  Multiple Contracts or Certificates

All non-qualified annuity Contracts or Certificates issued thereunder entered into after October 21, 1988 that are issued by Merrill Lynch Life (or its affiliates) to the same owner during any calendar year are treated as one annuity Contract for purposes of determining the amount includable in gross income under Section 72(e) of the Internal Revenue Code. In addition, the Treasury Department has specific authority to issue regulations that prevent the avoidance of Section 72(e) through the serial purchase of annuity Contracts or otherwise. Congress has also indicated that the Treasury Department may have authority to treat the combination purchase of an immediate annuity Contract and a separate deferred annuity Contract as a single annuity Contract under its general authority to prescribe rules as may be necessary to enforce the income tax laws.

h.  Withholding

Pension and annuity distributions generally are subject to withholding for the recipient's federal income tax liability at rates that vary according to the type of distribution and the recipient's tax status. Recipients, however, generally are provided the opportunity to elect not to have tax withheld from distributions. As of January 1, 1993, Merrill Lynch Life is generally required to withhold on distributions under qualified Contracts.

i.  Possible Changes in Taxation

In past years, legislation has been proposed that would have adversely modified the federal taxation of certain annuities. For example, one such proposal would have changed the tax treatment of non-qualified annuities that did not have "substantial life contingencies" by taxing income as it is credited to the annuity. Although, as of the date of this prospectus, Congress is not actively considering any legislation regarding the taxation of annuities, there is always the possibility that the tax treatment of annuities could change by legislation or other means (such as Internal Revenue Service regulation, revenue rulings, judicial decisions, etc.). Moreover, it is also possible that any change could be retroactive (that is, effective prior to the date of the change).

j.  Other Tax Consequences

As noted above, the foregoing discussion of the federal income tax consequences under the Contract or Certificate issued thereunder is not exhaustive and special rules are provided with respect to other tax situations not discussed in this Prospectus. Further, the federal income tax consequences discussed herein reflect Merrill Lynch Life's understanding of current law and the law, or its interpretation by the Internal Revenue Service, may change. Federal estate and state and local income, estate, inheritance, and other tax consequences of ownership or receipt of distributions under a Contract depend on the individual circumstances of each participant or recipient of the distribution. A competent tax adviser should be consulted for further information.

QUALIFIED PLANS

The Contract is designed for use with several types of qualified plans. These retirement plans may permit the purchase of the Certificates to accumulate retirement savings under the plans. Adverse tax or other legal consequences to the plan, to the participant or to both may result if the Certificate is assigned or transferred to any individual as a means to provide benefit payments, unless the plan complies with all legal requirements applicable to such benefits prior to transfer of the Certificate. The tax rules applicable to participants in qualified plans, including restrictions on contributions and benefits, taxation of distributions, and any tax penalties, vary according to the type of plan and the terms and conditions of the plan itself. Various tax penalties may apply to contributions in excess of specified limits, aggregate distributions in excess of $150,000 annually, distributions that do not satisfy specified requirements, and certain other transactions with respect to qualified plans. Therefore, no attempt is made to provide more than general information about the use of the Contracts with the various types of qualified plans. Participants, annuitants, and beneficiaries are cautioned that the rights of any person to any benefits under qualified plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the Contract. Some retirement plans are subject to distribution and other requirements that are not incorporated into Merrill Lynch Life's administration procedures. Owners, participants, and beneficiaries are responsible for determining that contributions, distributions and other transactions with respect to the Certificates comply with applicable law. Following are brief descriptions of the various types of qualified plans in connection with which Merrill Lynch Life will issue a Contract. When issued in connection with a qualified plan, a Contract will be amended as necessary to conform to the requirements of the Internal Revenue Code.

H.R. 10 Plans

The Self-Employed Individuals' Tax Retirement Act of 1962, as amended, commonly referred to as "H.R. 10," permits self-employed individuals to establish qualified plans for themselves and their employees. In order to establish such a plan, a plan document, often in prototype form preapproved by the Internal Revenue Service, is adopted and implemented by or for the self-employed person. Purchasers of Contracts for use with H.R. 10 Plans should seek competent advice regarding the suitability of the proposed plan documents and of the Contract to their specific needs.

Individual Retirement Annuities and Individual Retirement Accounts

Section 408 of the Internal Revenue Code permits eligible individuals to contribute to an individual retirement program known as an Individual Retirement Annuity or Individual Retirement Account (each hereinafter referred to as "IRA"). Also, distributions from certain other types of qualified plans may be "rolled over" on a tax-deferred basis into an IRA. Sales of the Certificates for use with or as IRAs may be subject to special disclosure requirements of the Internal Revenue Service. Purchasers of the Contract for use with or as IRAs will be provided with supplemental information required by the Internal Revenue Service or other appropriate agency. Such purchasers will have the right to revoke their purchase within 7 days of the earlier of the establishment of the IRA or their purchase. Purchasers should seek competent advice as to the suitability of the Contract and Certificate for use with or as IRAs.

Corporate Pension and Profit Sharing Plans

Section 401(a) of the Internal Revenue Code permits corporate employers to establish various types of retirement plans for employees. Such retirement plans may permit the purchase of the Contracts in order to provide benefits under the plans. Corporate employers intending to use the Contracts in connection with such plans should seek competent advice.

Tax-Sheltered Annuities

Section 403(b) of the Internal Revenue Code permits public school employees and employees of certain types of religious, charitable, educational and scientific organizations specified in Section 501(c)(3) of the Internal Revenue Code to purchase annuity contracts and, subject to certain limitations, exclude the amount of premiums from gross income for tax purposes. These annuity contracts are commonly referred to as "Tax-Sheltered Annuities." Premiums excluded from gross income will be subject to FICA taxes. Purchasers using the Contracts or Certificates as Tax-Sheltered Annuities should seek competent advice as to eligibility, limitations on permissible amounts of premiums and tax consequences on distribution. Withdrawals under Tax-Sheltered Annuities which are attributable to contributions made pursuant to salary reduction agreements are prohibited unless made after the participant attains age 59 1/2, upon the participant's separation of service, upon the participant's death or disability, or for an amount not greater than the total of such contributions in the case of hardship.

Section 457 Deferred Compensation ("Section 457") Plans

Under Section 457 of the Internal Revenue Code, employees and independent contractors who perform services for tax-exempt employers may participate in a
Section 457 plan of their employer allowing them to defer part of their salary or other compensation. The amount deferred and any income on such amount will not be taxable until paid or otherwise made available to the employee.

The maximum amount that can be deferred under a Section 457 plan in any tax year is ordinarily one-third of the employee's includable compensation, up to $7,500. Includable compensation means earnings for services rendered to the employer which is includable in the employee's gross income, but excluding any contributions under the Section 457 plan or a Tax-Sheltered Annuity. During the last three years before an individual attains normal retirement age additional "catch-up" deferrals are permitted.

The deferred amounts will be used by the employer to purchase Certificates under the Contracts. Certificates will be issued to the employer, and all account values will be subject to the claims of the employer's creditors. The employee has no rights or vested interest in the Contract or Certificate and is only entitled to payment in accordance with the Section 457 plan provisions. Present federal income tax law does not allow tax-free transfers or rollovers for amounts accumulated in a Section 457 plan except for transfers to other Section 457 plans in certain limited cases.

                                 PREMIUM TAXES

Various states, municipalities and jurisdictions impose a premium tax on annuity premiums when they are received by an insurance company. In other jurisdictions, a premium tax is paid on the contract value on the annuity date.

Merrill Lynch Life will pay these taxes when due, and a charge for any premium taxes imposed by a state, local government or jurisdiction will be deducted from the contract value on the annuity date. In those jurisdictions that do not allow an insurance company to reduce its current taxable premium income by the amount of any withdrawal, surrender or death benefit paid, Merrill Lynch Life will also deduct a charge for these taxes on any withdrawal, surrender or death benefit effected under a Certificate once regulatory approval has been obtained. Participants should refer to their Certificates. Premium tax rates vary from jurisdiction to jurisdiction and currently range from 0% to 5%.

Premium tax rates are subject to change by law, administrative interpretations, or court decisions. Premium tax amounts will depend on, among other things, the participant's state or jurisdiction of residence, Merrill Lynch Life's status within that state or jurisdiction, and the premium tax laws of that state or jurisdiction.

           EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 PROVISIONS

The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes fiduciary, prohibited transaction and other requirements with respect to employee benefit plans to which it applies. In certain circumstances these requirements may be applicable to the management of an insurance company account. Merrill Lynch Life believes that the account established for the Contracts is a guaranteed contract separate account within the meaning of Prohibited Transaction Class Exemption 81-82 and that assets attributed to the account will not be treated as "plan assets" under regulations promulgated by the Department of Labor. Prior to purchasing a Contract or Certificate, however, the fiduciary responsible for investments of a plan subject to ERISA should become fully informed regarding the relevant terms of the Contract, including the market value adjustment and withdrawal charge, and should take account of the anticipated liquidity needs of the plan in determining whether to purchase the Contract or Certificate.

          MORE INFORMATION ABOUT MERRILL LYNCH LIFE INSURANCE COMPANY

A.  HISTORY AND BUSINESS

Merrill Lynch Life was incorporated under the laws of the State of Washington on January 27, 1986 by Family Life Insurance Company ("Family Life") which at the time was an indirect wholly owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"). Merrill Lynch Life is engaged in the sale of life insurance and annuity products. During 1986 and 1987 its insurance activities were limited as Merrill Lynch Life sought to obtain licenses from various jurisdictions to conduct life insurance and annuity business. Merrill Lynch Life commenced the public sale of insurance products in 1988. The products introduced during 1988 consisted of single premium and flexible premium annuity contracts.

Effective December 28, 1990, Merrill Lynch Life entered into an indemnity reinsurance agreement with Family Life (the "Family Life agreement"), whereby Merrill Lynch Life agreed to indemnify Family Life for all of its liabilities under life insurance and annuity contracts issued by it and distributed by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"). As a result of the Family Life agreement, Merrill Lynch Life received from Family Life $2,361,197,000, representing the value of the statutory reserve liabilities attributable to such contracts, excluding variable annuity contracts, less a ceding commission payable to Family Life. In March of 1991, Family Life and Merrill Lynch Life entered into an assumption reinsurance agreement. Under the terms of the assumption reinsurance agreement, as state regulatory approvals are obtained, these contracts become direct contract owner obligations of Merrill Lynch Life. At various dates during 1991, Merrill Lynch Life and two affiliates, Tandem Insurance Group, Inc. ("Tandem") and Royal Tandem Life Insurance Company (now named ML Life Insurance Company of New York), assumption reinsured substantially all of the contracts under the Family Life agreement. Merrill Lynch Life transferred to the two affiliates assets approximately equal to the statutory reserve liabilities attributable to the contracts assumption reinsured by them. Contracts not assumed remain subject to the Family Life agreement, and Merrill Lynch Life is responsible for the servicing of these contracts. Those contracts assumed by Tandem subsequently became contracts of Merrill Lynch Life as a result of the merger of Tandem with and into Merrill Lynch Life, as described below.

On June 12, 1991, Family Life was sold to Financial Industries Corporation, and contemporaneously Merrill Lynch Life became a direct wholly owned subsidiary of Merrill Lynch Insurance Group, Inc. ("MLIG"), an indirect wholly owned subsidiary of Merrill Lynch.

On August 30, 1991, Merrill Lynch Life redomesticated from the State of Washington to the State of Arkansas and is subject to primary regulation by the Arkansas Insurance Department.

On October 1, 1991, Tandem Insurance Group, Inc. ("Tandem"), an affiliate of Merrill Lynch Life, was merged with and into Merrill Lynch Life. Tandem, which at the time of its organization in 1952 was named Cornbelt Insurance Company, had various names and was under various ownership until 1986. Tandem became a wholly owned subsidiary of Tandem Financial Group, Inc. ("TFG"), a joint venture between Merrill Lynch and The Equitable Life Assurance Society of the United States ("the Equitable"), on July 31, 1986, and in October 1989, Merrill Lynch purchased the remaining interest in TFG from the Equitable and became its sole shareholder. At that time, TFG and Tandem became indirect wholly owned subsidiaries of Merrill Lynch. On September 6, 1990, TFG changed its name to Merrill Lynch Insurance Group, Inc.

On December 31, 1990, pursuant to an indemnity reinsurance and assumption agreement entered into on November 14, 1990 by Tandem and Royal Tandem Life Insurance Company, Tandem and Royal Tandem Life Insurance Company reinsured on a 100% indemnity basis all variable life insurance policies ("reinsured policies") issued by Monarch Life Insurance Company ("Monarch Life") and sold through an affiliate of MLPF&S. As a result, Tandem became obligated to reimburse Monarch Life for its net amount at risk with regard to the reinsured policies. In connection with the indemnity reinsurance agreement, assets of approximately $553 million supporting general account reserves were transferred from Monarch Life to Tandem.

On various dates during 1991, Tandem and Royal Tandem Life Insurance Company assumed the reinsured policies, wherever permitted by appropriate regulatory authorities, replacing Monarch Life. In connection with the assumption, separate account assets and reserves associated with the reinsured policies of approximately $2,625 million were transferred to Tandem. The aggregate face amount of the reinsured policies assumed by Tandem was approximately $6,200 million.

Information pertaining to contract owner deposits, contract owner account balances, and capital contributions can be found in Merrill Lynch Life's financial statements which are contained herein.

Merrill Lynch Life is currently licensed in 49 states, the District of Columbia, the Virgin Islands, and Guam. During 1994, life insurance and annuity sales were made in all states Merrill Lynch Life was licensed in, with the largest concentration in Florida, 16%, Texas, 11%, and California, 10%, as measured by total contract owner deposits.

Merrill Lynch Life's insurance products are sold primarily by licensed agents affiliated with Merrill Lynch Life Agency, Inc. and other life insurance agencies affiliated with MLPF&S. Insurance sales will be made by career life insurance agents whose sole responsibility is the sale and servicing of insurance and by Financial Consultants of MLPF&S who are also licensed as insurance agents. At December 31, 1994, approximately 11,054 agents affiliated with Merrill Lynch Life Agencies were authorized to act for Merrill Lynch Life.

B.  SELECTED FINANCIAL DATA

The following selected financial data for Merrill Lynch Life should be read in conjunction with the financial statements and notes thereto included in this Prospectus.

                                                               SELECTED FINANCIAL DATA*
                                                          FOR THE PERIODS ENDED DECEMBER 31,
                                        ----------------------------------------------------------------------
                                           1994           1993           1992           1991           1990
                                        -----------    -----------    -----------    -----------    ----------
                                                                    (IN THOUSANDS)
Net Investment Income................   $   433,536    $   586,461    $   712,739    $   787,603    $  465,866
Earnings Before Federal Income Tax...   $    89,883    $    72,775    $    25,667    $    14,068    $   39,784
Net Earnings.........................   $    66,005    $    47,860    $    17,031    $    11,608    $   23,977
Total Assets.........................   $11,604,074    $12,249,577    $11,783,961    $12,241,054    $8,806,682**
Stockholder's Equity.................   $   559,571    $   687,055    $   762,474    $   741,314    $  648,452

---------------
 * The financial information presented herein has been restated to reflect the merger of Tandem with and into Merrill Lynch Life.

** If business derived from the indemnity reinsurance agreement were excluded, total assets in 1990 would have been $6,310,069.

C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Financial Statements and Notes to Financial Statements included herein.

Business Environment

The current business environment remains challenging for the life insurance industry. Major modifications to state regulations based on model laws of the National Association of Insurance Commissioners ("NAIC"), and the process of NAIC state accreditation are being debated and implemented by the NAIC. The legal barriers which have historically excluded the banking industry from the sale of insurance and annuity products are in the process of being removed through both legislative and judicial processes. Competition remains keen as innovative products are introduced to the marketplace by both traditional and non-traditional competitors.

Interest rates that had fallen over the previous three years reaching historically low levels during the first quarter of 1994, significantly increased during the last three quarters of 1994. The equity markets have seen significant price volatility during 1994 with ending values approximating those at December 31, 1993. During 1994, the increasing interest rate environment resulted in a reduction of debt refinancings in both the institutional and individual sectors. There has been a significant reduction in the use of the call feature on corporate bonds and reduced principal repayments of mortgage backed securities. The increase in interest rates and, to a certain extent, the lengthening of the duration of callable corporate bonds and mortgage backed securities, has resulted in a general decline in the market value of fixed maturity securities portfolios.

Within the insurance industry, variable life insurance and variable annuity sales continued to be strong during 1994. The increase in the marginal individual income tax rates during 1993 has benefited the insurance industry as individual investors seek tax advantaged investment options. However, with the increase in interest rates and the volatility in the equity markets, individual investors looking to satisfy retirement and estate planning needs through tax advantaged investments have shown increased interest in traditional interest sensitive insurance products.

Summary

Merrill Lynch Life sells variable and interest sensitive life insurance and annuity products through Merrill Lynch & Co.'s retail network. Merrill Lynch Life competes for Merrill Lynch & Co.'s clients' life insurance and annuity business with non-affiliated insurers whose products are also sold through Merrill Lynch & Co.'s retail network as well as insurers who solicit this business directly. The product lines which Merrill Lynch Life offers are highly competitive with most major life insurers offering similar products. Merrill Lynch Life competes with these insurers by integrating its products into Merrill Lynch & Co.'s planning based financial management program. Merrill Lynch Life also seeks to provide superior customer service and financial management to promote the competitiveness of its products. Merrill Lynch Life's customer service centers have established standards of performance that are monitored on a regular basis. Managers and employees in the customer service centers are periodically evaluated based on their performance in meeting these standards. Merrill Lynch Life's financial management is based on conservative investment and liability management and regular monitoring of its risk profile.

Merrill Lynch Life has strategically placed its marketing emphasis on the sale of variable annuities, modified guaranteed annuities and variable life insurance products. These products primarily address the retirement and estate planning needs of Merrill Lynch & Co.'s clients.

Both interest sensitive and variable deferred annuities currently provide certain tax advantages which similar non-insurance investments do not possess. Congress and the President of the United States have the ability to limit or eliminate this tax advantage. Such actions could have significant consequences on both the insurance industry and particularly Merrill Lynch Life in being able to compete with non-insurance investment products.

Merrill Lynch Life's variable annuity product provides tax deferred savings with the opportunity for diversified investing in a wide selection of underlying mutual fund portfolios. Sales of the variable annuity product have increased substantially since its introduction during the first quarter of 1992. Deposits received from the sales of this product were $1.528 billion, $1.348 billion and $169 million for 1994, 1993 and 1992, respectively. A significant portion of the deposits received from sales of the variable annuity product were a result of tax-free exchanges from Merrill Lynch Life's fixed rate annuity products. For 1994, 1993 and 1992, approximately $763 million, $649 million and $80 million, respectively, of deposits were a result of tax-free exchanges.

Merrill Lynch Life's modified guaranteed annuity product provides a guaranteed fixed interest crediting rate for a period selected by the contract owner but imposes a market value adjustment for withdrawals prior to the expiration of the guarantee period. During 1994, as a result of the increasing interest rate environment, there was renewed interest in the modified guaranteed annuity product. Deposits received from the sales of this product were $319 million, $153 million and $323 million for 1994, 1993 and 1992, respectively. For 1994, 1993 and 1992, approximately $209 million, $70 million and $239 million, respectively, of deposits were a result of tax-free exchanges from Merrill Lynch Life's fixed rate annuity products.

Merrill Lynch Life offers two primary types of variable life insurance. These products allow the policyholder to allocate the cash value of the policy indirectly to underlying diversified mutual fund portfolios. The first type of variable life insurance product provides limited life insurance protection with maximum cash value accumulation. The second type of variable life insurance product adopts a universal life design and is primarily utilized in the clients' estate planning strategies. The variable life insurance products were first introduced during the fourth quarter of 1992. Sales of both products during 1994, 1993 and 1992 were approximately $63 million, $32 million and $3 million, respectively.

During 1995, Merrill Lynch Life is anticipating a significant decrease in sales volume of its variable annuity product due to an expected reduction in tax-free exchanges from the fixed rate annuity products. It is anticipated that modified guaranteed annuity sales will continue to increase reflecting renewed investor demand for fixed interest products resulting from the current interest rate environment. Current initiatives for the more effective utilization of variable life insurance in the estate and retirement planning of Merrill Lynch & Co.'s clients are also anticipated to enhance variable life insurance sales over the long term.

During 1994, 1993 and 1992, Merrill Lynch Life had approximately $1.892 billion, $1.269 billion and $1.300 billion, respectively, of fixed rate deferred annuities that reached the expiration of their interest rate guarantee periods. At the expiration of an interest rate guarantee period, the contract owner has an option to either surrender the contract without incurring a surrender charge, or to "renew" with an adjustment of the interest crediting rate to the prevailing rate at the time of renewal. Merrill Lynch Life has also offered those contract owners electing to surrender the opportunity to exchange their contract for either a variable annuity or modified guaranteed annuity contract issued by Merrill Lynch Life. The following table summarizes the contract owners' selections for 1994, 1993 and 1992:

                                                       1994               1993               1992
                                                  ---------------    ---------------    ---------------
                                                  AMOUNT      %      AMOUNT      %      AMOUNT      %
                                                  ------    -----    ------    -----    ------    -----
                                                                  (DOLLARS IN MILLIONS)
Renewed with an adjustment to the applicable
  interest crediting rate......................   $  309      16%    $  273      22%    $  195      15%
Exchanged into either the variable annuity
  product or the modified guaranteed annuity
  product......................................      854      45%       453      36%       325      25%
Surrendered....................................      729      39%       543      42%       780      60%
                                                  ------    -----    ------    -----    ------    -----
Total..........................................   $1,892     100%    $1,269     100%    $1,300     100%
                                                  ======    =====    ======    =====    ======    =====

The rates of renewal, exchange and surrender experienced are consistent with management's expectations. For 1995 and 1996, fixed rate deferred annuity liabilities that will reach the expiration of their interest rate guarantee period will decline significantly from the 1993 and 1994 levels to $453 million and $193 million, respectively.

As described above, Merrill Lynch Life has been strategically migrating from underwriting interest sensitive, general account products to underwriting variable, separate account products. Such products address the need of the consumer to diversify insurance related invested assets through the use of mutual fund portfolios and unit investment trusts with the associated insulation of a separate account. Since the contract owner assumes most investment risks with variable products, many conventional risks of a general account such as interest rate risk, asset/liability matching and asset default risk are not borne by Merrill Lynch Life. Since Merrill

Lynch Life does not bear those risks, capital needs should be significantly reduced. In this regard, Merrill Lynch Life has developed a comprehensive capital management plan that will continue to provide appropriate levels of capital for the risks which Merrill Lynch Life assumes, but will allow Merrill Lynch Life to reduce its absolute level of surplus. In implementing this plan, Merrill Lynch Life paid a $150 million and a $120 million dividend during 1994 and 1993, respectively, to MLIG.

On November 1, 1994, Merrill Lynch Life ceased utilizing the trading securities classification as defined by Statement of Financial Accounting Standards 115 "Accounting for Certain Investments in Debt and Equity Securities". All securities that were held on that date and had been classified as trading were reclassified to available-for-sale at their estimated fair value. Fixed maturity securities and equity securities reclassified at November 1, 1994 had a fair value of $135 million and $7 million, respectively. Merrill Lynch Life recorded net realized and unrealized investment gains (losses) related to this portfolio of $(12) million and $8 million during the ten months ended October 31, 1994 and the twelve months December 31, 1993, respectively.

Financial Condition

At December 31, 1994, Merrill Lynch Life's assets were $11.604 billion, or $646 million lower than the $12.250 billion at December 31, 1993. As previously discussed, Merrill Lynch Life experienced significant increases in both contract owner withdrawals and deposits; the excess of withdrawals over deposits during 1994 being the primary cause of the reduction in assets. Merrill Lynch Life continued to concentrate its marketing emphasis on the sale of variable products resulting in the reallocation of assets from the general account to the separate account. As of December 31, 1994 and 1993, Merrill Lynch Life's percentage of separate accounts assets to total assets was 50% and 38%, respectively. Merrill Lynch Life anticipates that the percentage of separate accounts assets to total assets will continue to increase.

As a result of the rising interest rate environment during 1994, Merrill Lynch Life has experienced a reduction in the fair value of its available-for-sale investment portfolios. At December 31, 1993 the unrealized gain recorded for the fixed maturity securities available-for-sale portfolio was $228 million as compared to a $146 million unrealized loss at December 31, 1994. After adjustment of deferred policy acquisition costs, deferred federal income taxes and policyholders' account balances the net increase in unrealized investment losses during 1994 was $43 million.

Merrill Lynch Life maintains a conservative investment portfolio. Merrill Lynch Life's investment in equity securities, mortgages and real estate are significantly below the industry average. The following schedule identifies Merrill Lynch Life's general account invested assets by type:

Investment Grade Fixed Maturity Securities...........................................     72%
Policy Loans.........................................................................     20%
Non-Investment Grade Fixed Maturity Securities.......................................      5%
Mortgages Loans on Real Estate.......................................................      3%
Equity Securities....................................................................      0%
Real Estate..........................................................................      0%
                                                                                        -----
                                                                                         100%
                                                                                        =====

Merrill Lynch Life's investment in collateralized mortgage obligations ("CMO") and mortgage backed securities ("MBS") had a carrying value of $1.041 billion as of December 31, 1994. At December 31, 1994, approximately 43% of Merrill Lynch Life's CMO and MBS holdings were fully collateralized by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation. Merrill Lynch Life held at December 31, 1994 and 1993 approximately $75 million and $174 million, respectively, of principal only strips, interest only strips and residuals. CMOs and MBS securities are structured to allow the investor to determine, within certain limits, the amount of interest rate risk, prepayment risk and default risk that the investor is willing to accept. It is this level of risk that the investor is willing to accept that determines the degree to which the yields on CMOs and MBS securities will exceed the yields that can be obtained from similarly rated corporate securities.

During 1993, the historical low interest rate environment resulted in Merrill Lynch Life experiencing increases in both calls of corporate bonds and accelerated principal repayments of mortgage backed securities. However, during 1994, as a result of the increasing interest rate environment, calls and principal repayments declined significantly. During 1994 and 1993 approximately $967 million and $2.077 billion, respectively, of proceeds from disposal of fixed maturity securities was attributable to calls and mortgage backed security repayments. This represented 45% and 62% for 1994 and 1993, respectively, of the proceeds from disposal of fixed maturity securities. The net cash inflows from the investment portfolios, including interest, calls, repayments and maturities, were generally reinvested at lower yields during 1993 and higher yields during 1994, than the investments from which the cash inflows were generated.

During 1994 and 1993, Merrill Lynch Life foreclosed on two and eight commercial mortgage loans, respectively, with carrying values of $5 million and $30 million. The carrying values approximate the fair values of the properties. Merrill Lynch Life anticipates further foreclosures in its commercial real estate portfolio. Substantially all Merrill Lynch Life's investments in mortgage loans have balloon payments due at the expiration of their loan term. It is anticipated that for those loans where the collateralized property is performing well in its market, the mortgage will be fully satisfied at the maturity date as the borrower obtains alternative financing. For those loans where the collaterallized property is not performing well in its market, it is anticipated that the borrowers will be unable to obtain alternative financing. Merrill Lynch Life will determine on an individual loan basis the appropriate actions to maximize the return on its investment, including both restructurings and foreclosures. Management anticipates that approximately $72 million of Merrill Lynch Life's investment in mortgage loans as of December 31, 1994 will be either restructured or foreclosed upon on or before the expiration of the loan term. Merrill Lynch Life continues to carry reserves for potential losses from mortgage loans.

During 1994, Merrill Lynch Life sold six real estate properties with a carrying value of $22 million for a realized gain of $3 million.

As of December 31, 1994, Merrill Lynch Life had 90,160 life insurance and annuity contracts in-force with interest rate guarantees. The estimated average rate of interest credited on behalf of contract owners was 5.58% during 1994. The liabilities related to insurance contracts with interest rate guarantees were supported by invested assets with an estimated effective yield of 7.99% during 1994.

During 1991, and to a lesser extent 1992, there were certain highly publicized life insurance insolvencies. Merrill Lynch Life has utilized public information to estimate what future assessments it will incur as a result of these insolvencies. At December 31, 1994 and 1993, Merrill Lynch Life had accrued an estimated liability for future guaranty fund assessments of $25 million and $28 million, respectively. Merrill Lynch Life regularly monitors public information regarding insurer insolvencies and will adjust its estimated liability where appropriate. (See Note 7 of the Notes to the Financial Statements for more information concerning guaranty fund assessments.)

Liquidity and Capital Resources

Merrill Lynch Life's liquidity requirements include the payment of sales commissions and other underwriting expenses and the funding of its contractual obligations for the life insurance and annuity contracts it has in-force. Merrill Lynch Life has developed and utilizes a cash flow projection system and regularly performs asset/liability duration matching in the management of its asset and liability portfolios.

Merrill Lynch Life anticipates a significant reduction in liquidity requirements for funding of contractual obligations as compared to the requirements of the previous three years. This is a result of the significant decline in the amount of fixed rate deferred annuities that will reach the expiration of their interest rate guarantee periods during 1995 as compared to 1992 through 1994. However, the level of anticipated sales of Merrill Lynch Life's variable life and annuity products will require that Merrill Lynch Life maintain substantial liquidity levels for the funding of sales commissions and other underwriting expenses. Merrill Lynch Life anticipates funding all its cash requirements utilizing cash from operations, normal investment maturities and anticipated calls and repayments, consistent with prior years. As of December 31, 1994, Merrill Lynch Life's assets included $3.158 billion of cash, short-term investments and investment grade publicly traded fixed maturity securities that could be liquidated if funds were required.

In order to continue to market life insurance and annuity products, Merrill Lynch Life must meet or exceed the statutory capital and surplus requirements of the insurance departments of the states in which it conducts business. Statutory accounting practices differ from generally accepted accounting principles in two major respects; under statutory accounting practices, the acquisition costs of new business are charged to expense and the required additions to statutory reserves for new business in some cases may initially exceed the statutory revenues attributable to such business. These practices result in a reduction of statutory income and surplus at the time of recording new business.

The NAIC has developed and implemented effective December 31, 1993, the Risk Based Capital ("RBC") adequacy monitoring system. The RBC calculates the amount of adjusted capital that a life insurance company should have based upon that company's risk profile. The NAIC has established four different levels of regulatory action with respect to the RBC adequacy monitoring system. Each of these levels may be triggered if an insurer's total adjusted capital is less than a corresponding level of RBC. (See Note 6 of the Notes to Financial Statements for a complete explanation of these levels.) As of December 31, 1994 and 1993, based on the RBC formula, Merrill Lynch Life's total adjusted capital level was in excess of the minimum amount of capital required to avoid regulatory action.

Merrill Lynch Life believes that it will be able to fund the capital and surplus requirements of projected new business from current statutory earnings and existing statutory capital and surplus. If sales of new business significantly exceed projections, Merrill Lynch Life may have to look to its parent and other affiliated companies to provide the capital or borrowings necessary to support its current marketing efforts. Merrill Lynch Life's future marketing efforts could be hampered should its parent and/or affiliates be unwilling to commit additional funding.

Results of Operations

Merrill Lynch Life's gross earnings are principally derived from two sources; the net income from investment of fixed rate life insurance and annuity contract owner deposits less interest credited to contract owners, commonly known as spread, and the charges imposed on variable life insurance and variable annuity contracts. The costs associated with acquiring contract owner deposits are amortized over the period in which Merrill Lynch Life anticipates holding those funds. In addition, Merrill Lynch Life incurs expenses associated with the maintenance of in-force contracts.

1994 compared to 1993

Merrill Lynch Life recorded net earnings of $66 million and $48 million for 1994 and 1993, respectively.

Net investment income and interest credited to policyholders' account balances for 1994 as compared to 1993 have declined by approximately $153 million and $141 million, respectively, resulting in a $12 million reduction in interest spread. The reductions in net investment income, interest credited to policyholders' account balances and interest spread are primarily attributable to the reduction in fixed rate contracts in-force.

Merrill Lynch Life experienced net realized investment losses of $15 million during 1994 as compared to net realized investment gains of $63 million during 1993. During 1994, there was significant volatility in the debt markets with ending values generally being lower at December 31, 1994 than they were at December 31, 1993. Reflecting the general declines in value, Merrill Lynch Life's trading portfolios experienced $12 million of realized and unrealized losses during the first ten months of 1994 as compared to $8 million of realized and unrealized gains during 1993. As well, dispositions in the available for sale portfolios resulted in substantially reduced net realized investment gains during 1994 as compared to the same period during 1993. During 1994 and 1993, Merrill Lynch Life established $5 million and $13 million, respectively, of valuation allowances for mortgage loans on real estate and real estate available for sale. Merrill Lynch Life sold real estate investments resulting in realized gains (losses) of $3 million and $(2) million during 1994 and 1993, respectively.

Policy charge revenue increased approximately $31 million during the current year as compared to 1993. During 1994, the Company and MLAM entered into an agreement pursuant to which MLAM paid to the Company a fee in an amount equal to a portion of the annual gross investment advisory fees received by MLAM from Merrill Lynch Series Fund, Inc. ("Series Fund") and Merrill Lynch Variable Series Funds, Inc. ("Variable Series Funds"). The Company invests in the various mutual fund portfolios of the Series Fund and the Variable Series Funds in connection with the variable life insurance and variable annuities the Company has in-force. The Company received $13 million of revenue as a result of this agreement during

1994. The remaining increase is primarily attributable to the 85% increase in policyholders' account balances, as compared to December 31, 1993, of the variable annuity product.

The market value adjustment expense is attributable to Merrill Lynch Life's modified guaranteed annuity product. This contract provision results in a market value adjustment to the cash surrender value of those contracts that are surrendered before the expiration of their interest rate guarantee period. Due to the current lower level of interest rates as compared to the average guaranteed interest rate of the in-force contracts, this market value adjustment generally has resulted in an expense to Merrill Lynch Life. Merrill Lynch Life's modified guaranteed annuity has experienced a decrease in surrenders during 1994 as compared to 1993. The decrease in surrender activity and the recent rise in interest rates has resulted in the $25 million decrease in the market value adjustment expense.

Reinsurance premium ceded increased approximately $1 million from $13 million during 1993 to $14 million for the current period. This increase is primarily attributable to the increase in average attained age of Merrill Lynch Life's life insurance policyholders. As the average age of the policyholders increases, the cost to Merrill Lynch Life of reinsurance increases.

Amortization of deferred policy acquisition costs declined $40 million during the current period as compared with 1993. Merrill Lynch Life adjusts the amortization of deferred policy acquisition costs based on realized investment gains recognized on normal dispositions in Merrill Lynch Life's investment portfolios. The decline in realized investment gains during the current period as compared to 1993 contributed to the reduction in amortization of deferred acquisition costs. Additionally, contributing to the decrease in amortization is a decline in fixed annuity contracts in-force partially offset by the increase in the variable annuity contracts in-force.

Insurance expenses and taxes decreased $13 million during the current period as compared to 1993. Approximately $4 million of the decrease was attributable to a period to period reduction in the amount of allowances established for future assessments related to the rehabilitation of insolvent and/or impaired life insurance companies. The remaining reduction in expenses is attributable to operational efficiencies and the completion during 1993 of certain policy administration system enhancements.

Merrill Lynch Life's effective federal income tax rate decreased from 34% during 1993 to 27% for 1994 principally as a result of recording an adjustment to prior years' tax liabilities during the current period.

1993 compared to 1992

Merrill Lynch Life recorded net earnings of $48 million and $17 million for 1993 and 1992, respectively.

Net investment income and interest credited to policyholders' account balances for 1993 as compared to 1992 declined by approximately $126 million and $92 million, respectively, resulting in a net decline in interest spread of $34 million. The decline in interest spread was attributable to the low interest rate environment and a declining block of fixed rate life insurance and annuity contracts, partially offset by adjustment of the guaranteed interest crediting rate to the prevailing rate on those contracts that have reached the end of their interest rate guarantee period.

Merrill Lynch Life experienced net realized investment gains of $63 million during 1993 as compared to net realized investment losses of $(30) million for the same period during 1992. Approximately $28 million of the increase in net realized investment gains was attributable to sales of investments to fund surrenders of Merrill Lynch Life's modified guaranteed annuity product. The investment trading portfolio contributed $8.0 million of investment gains during 1993. During 1993 and 1992 Merrill Lynch Life established $13 million and $45 million, respectively, of valuation allowances for mortgage loans on real estate and real estate available for sale. The remaining increase in realized investment gains is attributable to normal trading activity in Merrill Lynch Life's investment portfolios.

Policy charge revenue increased approximately $14 million during 1993 as compared to 1992 primarily as a result of an increase in the number of variable annuity contracts in-force due to current sales volume.

Merrill Lynch Life's modified guaranteed annuity has experienced an increase in surrenders during 1993 as compared to 1992. Many of these contract owners have exchanged their contracts for variable annuity contracts sold by Merrill Lynch Life or its competitors. The increase in surrender activity has resulted in the

$25 million increase in the market value adjustment expense. Offsetting this expense were net realized investment gains attributable to the sale of investments to fund the surrenders.

Policy benefits increased approximately $5 million from $12 million for 1992 to $17 million for 1993. Merrill Lynch Life's variable annuity product includes a contract provision that guarantees a minimum death benefit. Merrill Lynch Life accrues the expected cost of this benefit and records the expense in policy benefits. The increase in policy benefits during 1993 as compared to 1992 is attributable to this accrual and is reflective of the growth in variable annuity contracts in-force.

Merrill Lynch Life adjusts the amortization of deferred policy acquisition costs based on realized investment gains recognized on normal trading activity in Merrill Lynch Life's investment portfolios. The $21 million increase in amortization of deferred policy acquisition costs is primarily attributable to the increase during 1993 in realized investment gains.

Insurance expenses and taxes decreased $25 million during 1993 as compared to 1992. Approximately $16 million of the decrease was attributable to a period to period reduction in the amount of allowances established for future assessments related to the rehabilitation of insolvent and/or impaired life insurance companies. Also, beginning in 1991, Merrill Lynch Life began initiatives to review and modify its policy administration systems with the aim of establishing cost and operational efficiencies and improving customer service. One of the major projects associated with these initiatives was completed during the second quarter of 1993 resulting in a $3 million reduction in systems development expenses, as compared to 1992. The remaining reduction in expenses is a result of operational efficiencies.

During 1993 the Federal corporate income tax rate was increased from 34% to 35%. The increased rate was utilized in revaluing the deferred tax asset and resulted in a $631,000 decrease in the deferred tax provision.

Segment Information

Merrill Lynch Life's operations consist of one business segment, which is the sale of life insurance and annuity products. Merrill Lynch Life is not dependent upon any single customer, and no single customer accounted for more than 10% of its revenues during 1994.

Inflation

Merrill Lynch Life's operations have not been materially impacted by inflation and changing prices during the preceding three years.

D.  REINSURANCE

Portions of life insurance risks are reinsured with other companies. Merrill Lynch Life has reinsurance agreements with a number of other insurance companies for individual life insurance. The maximum retention on any one life is approximately $500,000.

E.  CONTRACT OWNER ACCOUNT BALANCES

Merrill Lynch Life records on its books liabilities for life insurance and annuity products which are equal to the full accumulation value of such contracts plus a mortality provision for life insurance products, which will be sufficient to meet Merrill Lynch Life's contract obligations at their maturities or in the event of a participant's death.

F.  INVESTMENTS

Merrill Lynch Life's assets must be invested in accordance with applicable state laws. These laws govern the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state, and municipal obligations, corporate bonds, preferred or common stocks, real estate mortgages, real estate and certain other investments. All of Merrill Lynch Life's assets, except for separate account assets supporting variable products, are available to meet its obligations under the Contracts.

Merrill Lynch Life makes investments in accordance with investment guidelines that take into account investment quality, liquidity and diversification, and invests assets supporting Contract guarantees primarily in investment grade fixed income assets such as mortgage-backed securities, collateralized mortgage obligations and corporate debentures. At December 31, 1994 invested assets supporting Contract guarantees consisted of $3,868 million of fixed maturity securities available for sale, $985 million of policy loans, $149 million of mortgage loans on real estate, $17 million of equity securities available for sale, and $13 million of real estate.

At December 31, 1994, Merrill Lynch Life's assets included $3,158 million of cash, short-term investments and investment grade publicly traded fixed maturity securities supporting Contract guarantees.

At December 31, 1994, approximately $1,191 million was invested in fixed maturity securities rated BBB by Standard and Poor's (or similar rating agency). Fixed maturity securities rated BBB may have speculative characteristics and changes in economic conditions or other circumstances are more likely to lead to a weakened capacity of the issuer to make principal and interest payments than is the case with higher rated fixed maturity securities.

At December 31, 1994, approximately $276 million (7.1%) of Merrill Lynch Life's fixed maturity securities invested in securities considered non-investment grade. Merrill Lynch Life defines non-investment grade as unsecured corporate debt obligations which do not have a rating equivalent to Standard and Poor's (or similar rating agency) BBB or higher and are not guaranteed by an agency of the federal government. Non-investment grade securities are speculative and are subject to significantly greater risks related to the creditworthiness of the issuers and the liquidity of the market for such securities. Merrill Lynch Life carefully selects, and closely monitors, such investments.

G.  COMPETITION

Merrill Lynch Life is engaged in a business that is highly competitive because of the large number of stock and mutual life insurance companies and other entities marketing insurance products. There are approximately 1,800 stock, mutual and other types of insurers in the life insurance business in the United States, a number of which are substantially larger than Merrill Lynch Life.

H.  CERTAIN AGREEMENTS

Investment Management Agreement

Merrill Lynch Life has entered into an investment management agreement with Merrill Lynch Asset Management, L.P. ("MLAM"), a subsidiary of Merrill Lynch, pursuant to which MLAM provides investment management and related accounting services with respect to Merrill Lynch Life's publicly traded investments. Merrill Lynch Life pays a fee to MLAM for these services. Merrill Lynch Life paid reimbursements of $2.7 million, $2.8 million and $3.7 million during the years ended December 31, 1994, 1993 and 1992, respectively, to MLAM for such services.

Service Agreement

Merrill Lynch Life and MLIG are parties to a service agreement pursuant to which MLIG has agreed to provide certain data processing, legal, actuarial, management, advertising and other services to Merrill Lynch Life. Expenses incurred by MLIG in relation to this service agreement are reimbursed by Merrill Lynch Life on an allocated cost basis. Charges billed to Merrill Lynch Life by MLIG pursuant to the agreement were $44.2 million, $55.8 million and $63.3 million for the years ended December 31, 1994, 1993 and 1992, respectively.

General Agency Agreement

In addition, Merrill Lynch Life has entered into a general agency agreement with Merrill Lynch Life Agency, Inc. ("MLLA") pursuant to which registered representatives of MLPF&S who are also Merrill Lynch Life's licensed insurance agents solicit applications for contracts issued by Merrill Lynch Life. MLLA is paid commissions for the contracts sold by such agents. Commissions paid to MLLA by Merrill Lynch Life under the general agency agreement were $84.2 million, $67.1 million and $25.2 million during the years ended December 31, 1994, 1993 and 1992, respectively. (See "Distribution of the Contracts" on page 16.)

I.  EMPLOYEES

Merrill Lynch Life, as a result of its Management Services Agreement with MLIG, has no direct employees. Instead, various management services are provided by MLIG, as described above under "Service Agreement". The cost of these services is allocated to Merrill Lynch Life.

Certain officers of Merrill Lynch Life also perform services for affiliates of Merrill Lynch Life, and their salaries are allocated among Merrill Lynch Life and such affiliates. (See "Directors and Executive Officers" on page 35.)

J.  PROPERTIES

Merrill Lynch Life's home office is located in Little Rock, Arkansas. In addition, personnel performing services for Merrill Lynch Life pursuant to its Management Services Agreement operate in MLIG office space. Merrill Lynch Insurance Group Services, Inc. ("MLIGS"), an affiliate of MLIG, owns office space in Jacksonville, Florida. MLIGS also subleases certain office space in Springfield, Massachusetts from Monarch Life Insurance Company. MLIG occupies certain office space in Plainsboro, New Jersey through Merrill Lynch. An allocable share of the cost of each of these premises is paid by Merrill Lynch Life through the service agreement with MLIG.

K.  STATE REGULATION

Merrill Lynch Life is subject to the laws of the State of Arkansas governing insurance companies and to the regulations of the Arkansas Insurance Department (the "Insurance Department"). A detailed financial statement in the prescribed form (the "Annual Statement") is filed with the Insurance Department each year covering Merrill Lynch Life's operations for the preceding year and its financial condition as of the end of that year. Regulation by the Insurance Department includes periodic examination to determine contract liabilities and reserves so that the Insurance Department may certify that these items are correct. Merrill Lynch Life's books and accounts are subject to review by the Insurance Department at all times. A full examination of Merrill Lynch Life's operations is conducted periodically by the Insurance Department and under the auspices of the National Association of Insurance Commissioners.

In addition, Merrill Lynch Life is subject to regulation under the insurance laws of all jurisdictions in which it operates. The laws of the various jurisdictions establish supervisory agencies with broad administrative powers with respect to various matters, including licensing to transact business, overseeing trade practices, licensing agents, approving contract forms, establishing reserve requirements, fixing maximum interest rates on life insurance contract loans and minimum rates for accumulation of surrender values, prescribing the form and content of required financial statements and regulating the type and amounts of investments permitted. Merrill Lynch Life is required to file the Annual Statement with supervisory agencies in each of the jurisdictions in which it does business, and its operations and accounts are subject to examination by these agencies at regular intervals.

The National Association of Insurance Commissioners ("NAIC") has adopted several regulatory initiatives designed to improve the surveillance and financial analysis regarding the solvency of insurance companies in general. These initiatives include the development and implementation of a risk-based capital formula for determining adequate levels of capital and surplus. Insurance companies are required to calculate their risk-based capital in accordance with this formula and to include the results in their Annual Statement. It is anticipated that these standards will have no significant effect upon Merrill Lynch Life. For additional information about the Risk-Based Capital adequacy monitoring system and Merrill Lynch Life, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" on page 27.

In addition, many states regulate affiliated groups of insurers, such as Merrill Lynch Life, and its affiliates, under insurance holding company legislation. Under such laws, inter-company transfers of assets and dividend payments from insurance subsidiaries may be subject to prior notice or approval, depending on the size of the transfers and payments in relation to the financial positions of the companies involved.

Under insurance guaranty fund laws in most states, insurers doing business therein can be assessed (up to prescribed limits) for contract owner losses incurred by other insurance companies which have become insolvent. Most of these laws provide that an assessment may be excused or deferred if it would threaten an insurer's own financial strength. For information regarding Merrill Lynch Life's estimated liability for future guaranty fund assessments, see Note 7 of Notes to Financial Statements.

Although the federal government generally does not directly regulate the business of insurance, federal initiatives often have an impact on the business in a variety of ways. Certain insurance products of Merrill Lynch Life are subject to various federal securities laws and regulations. In addition, current and proposed federal measures which may significantly affect the insurance business include regulation of insurance company solvency, employee benefit regulation, removal of barriers preventing banks from engaging in the insurance business, tax law changes affecting the taxation of insurance companies and the tax treatment of insurance products and its impact on the relative desirability of various personal investment vehicles.

                        DIRECTORS AND EXECUTIVE OFFICERS

Merrill Lynch Life's directors and executive officers and their positions with the Company are as follows:

                 NAME (AGE)                              POSITION(S) WITH THE COMPANY
---------------------------------------------    ---------------------------------------------
Anthony J. Vespa (53)........................    Chairman of the Board, President, and Chief
                                                 Executive Officer
Joseph E. Crowne (48)........................    Director, Senior Vice President, Chief
                                                 Financial Officer, Chief Actuary, and
                                                 Treasurer
Barry G. Skolnick (43).......................    Director, Senior Vice President, General
                                                 Counsel, and Secretary
David M. Dunford (46)........................    Director, Senior Vice President, and Chief
                                                 Investment Officer
John C. R. Hele (36).........................    Director and Senior Vice President
Allen N. Jones (52)..........................    Director
Robert J. Boucher (49).......................    Senior Vice President, Variable Life
                                                 Administration

Each director is elected to serve until the next annual meeting of shareholders or until his or her successor is elected and shall have qualified. Some directors have held various executive positions with insurance company subsidiaries of the Company's indirect parent, Merrill Lynch & Co., Inc. The principal positions of the Company's directors and executive officers for the past five years are listed below:

Mr. Vespa joined Merrill Lynch Life in January 1994. Since February 1994, he has held the position of Senior Vice President of Merrill Lynch, Pierce, Fenner & Smith Incorporated. From February 1991 to February 1994, he held the position of District Director and First Vice President of Merrill Lynch, Pierce, Fenner & Smith Incorporated. From September 1988 to February 1991, he held the position of Senior Resident Vice President of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Mr. Crowne joined Merrill Lynch Life in June 1991. From January 1989 to May 1991, he was a Principal with Coopers & Lybrand.

Mr. Skolnick joined Merrill Lynch Life in November 1990. He joined Merrill Lynch, Pierce, Fenner & Smith Incorporated in July 1984. Since May 1992, he has held the position of Assistant General Counsel of Merrill Lynch & Co., Inc. and First Vice President of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Prior to May 1992, he held the position of Senior Counsel of Merrill Lynch & Co., Inc.

Mr. Dunford joined Merrill Lynch Life in July 1990. He joined Merrill Lynch, Pierce, Fenner & Smith Incorporated in September 1989. Prior to September 1989, he held the position of President of Travelers Investment Management Co.

Mr. Hele joined Merrill Lynch Life in December 1990. He joined Merrill Lynch, Pierce, Fenner & Smith Incorporated in August 1988.

Mr. Jones joined Merrill Lynch Life in June 1992. Since May 1992, he has held the position of Senior Vice President of Merrill Lynch, Pierce, Fenner & Smith Incorporated. From June 1992 to February 1994, he held the position of Chairman of the Board, President, and Chief Executive Officer of Merrill Lynch Life . From

January 1992 to June 1992, he held the position of First Vice President of Merrill Lynch, Pierce, Fenner & Smith Incorporated. From January 1991 to January 1992, he held the position of District Director of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Prior to January 1991, he held the position of Senior Regional Vice President of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Mr. Boucher joined Merrill Lynch Life in May 1992. Prior to May 1992, he held the position of Vice President of Monarch Financial Services, Inc. (formerly Monarch Resources, Inc.).

No shares of Merrill Lynch Life are owned by any of its directors or executive officers, as it is a wholly owned subsidiary of Merrill Lynch Insurance Group, Inc. The directors and executive officers of Merrill Lynch Life, both individually and as a group, own less than one percent of the outstanding shares of common stock of Merrill Lynch & Co., Inc.

EXECUTIVE COMPENSATION

Certain executive officers and directors of Merrill Lynch Life also perform services for affiliates of Merrill Lynch Life, and the salaries of all such individuals are allocated among Merrill Lynch Life and such affiliates.

                   COMPENSATION TABLES AND OTHER INFORMATION

The following tables set forth information with respect to the Chief Executive Officer and the four most highly compensated executive officers of Merrill Lynch Life as to whom the total annual salary and bonus for the fiscal year ended December 31, 1994 paid by Merrill Lynch Life exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                    ANNUAL COMPENSATION            LONG-TERM COMPENSATION(1)
                                 --------------------------   -----------------------------------
                                                                         AWARDS          PAYOUTS
                                                              -----------------------   ---------
                                                             RESTRICTED                  LONG-TERM
                                                               STOCK        SECURITIES   INCENTIVE           ALL
                                                               AWARDS       UNDERLYING     PLAN             OTHER
  NAME AND PRINCIPAL POSITION    YEAR    SALARY     BONUS     (2)(3)(4)      OPTIONS      PAYOUTS       COMPENSATION
------------------------------   ----   -------     ------    ---------     ----------    -------       ------------
Anthony J. Vespa                 1994   $ 63,469   $267,383   $48,615        5,445       $     0       7,292(6)
Chairman of the Board, President
and Chief Executive Officer
(Since February 1994)
Joseph E. Crowne                 1994    111,150    177,840    33,345        1,245             0       5,002(6)
Senior Vice President, Chief     1993    109,800    219,600    32,940        1,017             0       5,766
  Actuary and Chief Financial    1992    134,195    200,601    39,619          794             0       1,621
Officer                                                                                                    0
David M. Dunford                 1994    162,575    157,930    34,838        1,301             0       4,181(6)
Senior Vice President, Chief     1993    159,950    173,660    41,130        1,270             0       5,143
Investment Officer               1992    160,650    131,779    39,471          791             0       2,636
                                                                                                           0
Robert J. Boucher                1994    112,625    193,715    40,545        1,514             0       5,406(6)
Senior Vice President, Variable  1993    107,000    192,600    38,520        1,190             0       6,583
  Life Administration (Since May 1992     69,404    119,930    39,520          792             0       2,139
1992)
Barry G. Skolnick                1994    101,010    132,090    55,361        2,067             0(5)    4,662(6)
Senior Vice President, General   1993     84,150    153,000    51,638        1,591             0       5,701
Counsel                          1992     81,167     88,269    49,604          986        12,018       2,491

---------------

(1) Awards were made in January or February of the succeeding fiscal year for performance in the year indicated.
(2) Amounts shown are for awards granted in February 1995 for performance in 1994, in February 1994 for performance in 1993 and in February 1993 for performance in 1992. Awards shown include equal numbers of Restricted Shares and Restricted Units. All awards have been valued for this table using closing prices of Common Stock of Merrill Lynch & Co. on the Consolidated Transaction Reporting System on the dates of grant of such awards; the closing price on February 1, 1995, the effective date of the grant for performance in 1994, was $37.25. Shares and units granted in February 1995 vest three years following grant and are restricted from transferability for an additional two years after vesting. Shares and units granted in February 1994 have a four year vesting period, but may vest at the end of the 1995 or

    1996 fiscal year based upon the achievement of a cumulative return on equity of 60%. Shares and units granted in February 1993 vested following the end of the 1994 fiscal year based upon the achievement of a cumulative return on equity of 45%.
(3) Dividends are paid on unvested Restricted Shares and dividend equivalents are paid on unvested Restricted Units. Such dividends and dividend equivalents are equal in amount to the dividends paid on shares of Merrill Lynch & Co. Common Stock.
(4) The number and value of Restricted Shares and Restricted Units held by executive officers named in the table as of December 31, 1994 are as follows: Mr. Vespa (0 shares and 0 units); Mr. Crowne (973 shares and 972 units--$68,440); Mr. Dunford (1,065 shares and 1,064 units--$74,914); Mr.
    Boucher (1,035 shares and 1,034 units--$72,803); and Mr. Skolnick (1,337 shares and 1,337 units--$94,091). These amounts do not include Restricted Shares and Restricted Units awarded in 1995 for performance in 1994.
(5) Amount shown consists of cash payments, under Merrill Lynch & Co.'s now-expired ROE Incentive Compensation Plan, made in 1992 based on the return on equity achieved by Merrill Lynch & Co. in 1991.
(6) Amounts shown for 1994 consist of the following: (i) contributions made in 1994 by Merrill Lynch Life to accounts of employees under the 401(k) Savings and Investment Plan--Mr. Vespa ($608), Mr. Dunford ($1,394), Mr. Boucher ($1,352) and Mr. Skolnick ($1,166); (ii) allocations made in 1994 to accounts of employees under the defined contribution retirement program (including allocations and cash payments made because of limitations imposed by the Internal Revenue Code)--Mr. Vespa ($6,684), Mr. Crowne ($2,223), Mr. Dunford ($2,787), Mr. Boucher ($4,054) and Mr. Skolnick ($3,496); and (iii) contributions made in 1994 to account of employee under the Employee Stock Purchase Plan--Mr. Crowne ($2,779).

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                        %
                                                        OF
                                                       TOTAL
                                                      OPTIONS
                                         NUMBER       GRANTED
                                           OF           TO
                                       SECURITIES    EMPLOYEES      EXERCISE                           GRANT
                                       UNDERLYING       IN           PRICE                              DATE
                            FISCAL      OPTIONS       FISCAL         ($ PER         EXPIRATION        PRESENT
            NAME            YEAR(1)     GRANTED        YEAR          SHARE)           DATE(2)          VALUE(3)
-----------------------------  ----     --------     ---------      --------         ---------         -------
Anthony J. Vespa.............  1994       5,445         .10%        $35.1875         1/26/2005         $52,020
Joseph E. Crowne.............  1994       1,245         .02%        $35.1875         1/26/2005          11,894
David M. Dunford.............  1994       1,301         .02%        $35.1875         1/26/2005          12,429
Robert J. Boucher............  1994       1,514         .03%        $35.1875         1/26/2005          14,464
Barry G. Skolnick............  1994       2,067         .04%        $35.1875         1/26/2005          19,747

---------------
(1) Reflects awards made in January 1995 for performance in 1994. Does not include awards made in January 1994 for performance in 1993; these awards were reflected in Merrill Lynch Life's Prospectus for the Contracts dated May 1, 1994.
(2) All options are exercisable as follows: 25% after one year, 50% after two years, 75% after three years, and 100% after four years.
(3) Valued using a modified Black-Scholes option pricing model. The exercise price of each option ($35.1875) is equal to the average of the high and low prices on the Consolidated Transaction Reporting System of a share of Merrill Lynch & Co. Common Stock on January 25, 1995, the date of grant. The assumptions used for the variables in the model were: 25% volatility (which is the volatility of the Common Stock for the 36 months preceding grant); a 7.91% risk-free rate of return (which is the yield as of the date of grant on a U.S. Treasury Strip (zero-coupon bond) maturing in February 2005 as quoted in The Wall Street Journal); a 2.6% dividend yield (which was the dividend yield on the date of grant); and a 10-year option term (which is the term of the option when granted). A discount of 25% was applied to the option value yielded by the model to reflect the non-marketability of employee options. The actual gain executives will realize on the options will depend on the future price of the Common Stock and cannot be accurately forecast by application of an option pricing model.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES


                                                                 NUMBER OF
                                                                SECURITIES                  VALUE OF
                                                                UNDERLYING                 UNEXERCISED
                                                                UNEXERCISED               IN-THE-MONEY
                                                                  OPTIONS                    OPTIONS
                                 SHARES                          AT FISCAL                  AT FISCAL
                                ACQUIRED                         YEAR-END                  YEAR-END(1)
                                   ON          VALUE     -------------------------  -------------------------
             NAME               EXERCISE      REALIZED   EXERCISABLE  UNEXERCISABLE EXERCISABLE UNEXERCISABLE
------------------------------  --------      --------   -----------  ------------- ----------- -------------
Anthony J. Vespa..............       0           $ 0            0               0             0     $     0
Joseph E. Crowne..............       0             0        1,252           3,076         5,979       7,517
David M. Dunford..............       0             0        5,591           7,652        78,366      79,899
Robert J. Boucher.............       0             0          540           2,584         1,645       3,179
Barry G. Skolnick.............       0             0        1,941           4,516        20,762      22,676

---------------
(1) This valuation represents the difference between $35.75, the closing price of Merrill Lynch & Co. Common Stock on December 30, 1994 on the Consolidated Transaction Reporting System, and the exercise price of these options.

Directors of Merrill Lynch Life receive no compensation in addition to their compensation as officers of Merrill Lynch Life.

                               LEGAL PROCEEDINGS

There is no material pending litigation to which Merrill Lynch Life is a party or of which any of its property is the subject, and there are no legal proceedings contemplated by any governmental authorities against Merrill Lynch Life of which it has any knowledge.

                                 LEGAL MATTERS

The organization of Merrill Lynch Life, its authority to issue the Contracts, and the validity of the form of the Contracts have been passed upon by Barry G. Skolnick, Merrill Lynch Life's Senior Vice President and General Counsel. Sutherland, Asbill & Brennan of Washington, D.C. has provided advice on certain matters relating to federal securities laws.

                                    EXPERTS

The financial statements of Merrill Lynch Life as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Deloitte & Touche LLP's principal business address is Two World Financial Center, New York, New York 10281-1433.

                             REGISTRATION STATEMENT

Registration statements have been filed with the Securities and Exchange Commission under the Securities Act of 1933 that relate to the Contract. This Prospectus does not contain all of the information in the registration statements as permitted by Securities and Exchange Commission regulations. The omitted information can be obtained from the Securities and Exchange Commission's principal office in Washington, D.C., upon payment of a prescribed fee.

INDEPENDENT AUDITORS' REPORT



The Board of Directors of
Merrill Lynch Life Insurance Company:

We have audited the accompanying balance sheets of Merrill Lynch Life Insurance Company (the "Company"), a wholly-owned subsidiary of Merrill Lynch Insurance Group, Inc., as of December 31, 1994 and 1993, and the related statements of earnings, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, in 1993 the Company changed its method of accounting for certain investments in debt and equity securities to conform with Statement of Accounting Standards No. 115.




/s/ Deloitte & Touche LLP
February 27, 1995

MERRILL LYNCH LIFE INSURANCE COMPANY
(A wholly-owned subsidiary of Merrill Lynch Insurance Group, Inc.)

BALANCE SHEETS
AS OF DECEMBER 31, 1994 AND 1993
(Dollars in Thousands)
===============================================================================

ASSETS                                                                            1994        1993
                                                                              ------------  ------------
INVESTMENTS:
 Fixed maturity securities available for sale, at estimated fair value
   (amortized cost: 1994 - $4,014,272; 1993 - $5,369,236)                     $ 3,867,833   $ 5,597,359
 Fixed maturity securities held for trading, at estimated fair value
   (amortized cost: 1993 - $140,635)                                                    0       144,035
 Equity securities available for sale, at estimated fair value
   (cost: 1994 - $15,946; 1993 - $24,424)                                          16,777        24,970
 Equity securities held for trading, at estimated fair value
   (cost: 1993 - $19,694)                                                               0        20,585
 Mortgage loans on real estate                                                    149,249       191,214
 Real estate available for sale
   (accumulated depreciation:  1994 - $515;  1993 - $850)                          12,955        29,761
 Policy loans on insurance contracts                                              985,213       924,579
                                                                              ------------  ------------
          Total Investments                                                     5,032,027     6,932,503

CASH AND CASH EQUIVALENTS                                                         139,087       122,218
ACCRUED INVESTMENT INCOME                                                          95,133       120,337
DEFERRED POLICY ACQUISITION COSTS                                                 466,334       318,903
FEDERAL INCOME TAXES - DEFERRED                                                    38,919        16,878
REINSURANCE RECEIVABLES                                                             1,832         1,190
RECEIVABLES FROM AFFILIATES - NET                                                   3,113           789
OTHER ASSETS                                                                       28,656        21,481
SEPARATE ACCOUNTS ASSETS                                                        5,798,973     4,715,278
                                                                              ------------  ------------

TOTAL ASSETS                                                                  $11,604,074   $12,249,577
                                                                              ============  ============



See notes to financial statements.

==============================================================================


LIABILITIES AND STOCKHOLDER'S EQUITY                                               1994         1993
                                                                              ------------  ------------
LIABILITIES:
 POLICY LIABILITIES AND ACCRUALS:
   Policyholders' account balances                                            $ 5,148,971   $ 6,691,811
   Claims and claims settlement expenses                                           26,177        20,295
                                                                              ------------  ------------
          Total policy liabilities and accruals                                 5,175,148     6,712,106

 OTHER POLICYHOLDER FUNDS                                                          21,221        28,768
 LIABILITY FOR GUARANTY FUND ASSESSMENTS                                           24,774        28,083
 OTHER LIABILITIES                                                                 36,775        68,165
 FEDERAL INCOME TAXES - CURRENT                                                     2,274        10,122
 SEPARATE ACCOUNTS LIABILITIES                                                  5,784,311     4,715,278
                                                                              ------------  ------------
          Total Liabilities                                                    11,044,503    11,562,522
                                                                              ------------  ------------



STOCKHOLDER'S EQUITY:
 Common stock, $10 par value - 200,000 shares
   authorized, issued and outstanding                                               2,000         2,000
 Additional paid-in capital                                                       535,450       637,590
 Retained earnings                                                                 66,005        47,860
 Net unrealized investment loss                                                   (43,884)         (395)
                                                                              ------------  ------------
          Total Stockholder's Equity                                              559,571       687,055
                                                                              ------------  ------------

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                                    $11,604,074   $12,249,577
                                                                              ============  ============

MERRILL LYNCH LIFE INSURANCE COMPANY
(A wholly-owned subsidiary of Merrill Lynch Insurance Group, Inc.)

STATEMENTS OF EARNINGS
FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
(Dollars in Thousands)
==============================================================================

                                                                                1994            1993           1992
                                                                            ------------    ------------    ------------
REVENUES:
 Investment revenue:
   Net investment income                                                    $  433,536      $  586,461      $  712,739
   Net realized investment gains (losses)                                      (14,543)         63,052         (29,639)
 Policy charge revenue                                                         126,284          95,684          81,653
                                                                            ------------    ------------    ------------
        Total Revenues                                                         545,277         745,197         764,753
                                                                            ------------    ------------    ------------

BENEFITS AND EXPENSES:
 Interest credited to policyholders' account balances                          313,585         454,671         546,979
 Market value adjustment expense                                                 6,307          30,816           6,229
 Policy benefits (net of reinsurance recoveries: 1994 - $6,338;
   1993 - $6,004; 1992 - $5,555)                                                16,858          17,030          12,066
 Reinsurance premium ceded                                                      13,909          12,665          12,457
 Amortization of deferred policy acquisition costs                              69,662         109,456          88,795
 Insurance expenses and taxes                                                   35,073          47,784          72,560
                                                                            ------------    ------------    ------------
        Total Benefits and Expenses                                            455,394         672,422         739,086
                                                                            ------------    ------------    ------------
        Earnings Before Federal Income Tax Provision                            89,883          72,775          25,667
                                                                            ------------    ------------    ------------
FEDERAL INCOME TAX PROVISION (BENEFIT):
 Current                                                                        22,503          20,112          28,549
 Deferred                                                                        1,375           4,803         (19,913)
                                                                            ------------    ------------    ------------
        Total Federal Income Tax Provision                                      23,878          24,915           8,636
                                                                            ------------    ------------    ------------

NET EARNINGS                                                                $   66,005      $   47,860      $   17,031
                                                                            ============    ============    ============







See notes to financial statements.

MERRILL LYNCH LIFE INSURANCE COMPANY
(A wholly-owned subsidiary of Merrill Lynch Insurance Group, Inc.)

STATEMENTS OF STOCKHOLDER'S EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
(Dollars in Thousands)
==============================================================================

                                                                                    Net
                                                    Additional                  unrealized         Total
                                        Common       paid-in       Retained     investment     stockholder's
                                        stock        capital       earnings     gain (loss)       equity
                                    -------------   -----------   -----------   ------------   -------------
BALANCE, JANUARY 1, 1992            $     2,000     $ 654,717     $  85,842     $   (1,245)    $   741,314

 Net earnings                                                        17,031                         17,031
 Net unrealized investment gain                                                      4,129           4,129
                                    -------------   -----------   -----------   ------------   -------------
BALANCE, DECEMBER 31, 1992                2,000       654,717       102,873          2,884         762,474

 Dividend to Parent                                   (17,127)     (102,873)                      (120,000)
 Net earnings                                                        47,860                         47,860
 Net unrealized investment loss                                                     (3,279)         (3,279)
                                    -------------   -----------   -----------   ------------   -------------
BALANCE, DECEMBER 31, 1993                2,000       637,590        47,860          ( 395)        687,055

 Dividend to Parent                                  (102,140)      (47,860)                      (150,000)
 Net earnings                                                        66,005                         66,005
 Net unrealized investment loss                                                    (43,489)        (43,489)
                                    -------------   -----------   -----------   ------------   -------------
BALANCE, DECEMBER 31, 1994          $     2,000     $ 535,450     $  66,005     $  (43,884)    $   559,571
                                    =============   ===========   ===========   ============   =============

















See notes to financial statements.

MERRILL LYNCH LIFE INSURANCE COMPANY
(A wholly-owned subsidiary of Merrill Lynch Insurance Group, Inc.)

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
(Dollars in Thousands)
==============================================================================


                                                                                 1994             1993             1992
                                                                            --------------   --------------   --------------
OPERATING ACTIVITIES
 Net earnings                                                               $     66,005     $     47,860     $     17,031
   Adjustments to reconcile net earnings to net
     cash and cash equivalents provided (used)
     by operating activities:
     Amortization of deferred policy acquisition
      costs                                                                       69,662          109,456           88,795
     Capitalization of policy acquisition costs                                 (108,829)         (91,189)         (39,146)
     Depreciation and amortization                                                (4,516)           1,142          (16,033)
     Net realized investment (gains) losses                                       14,543          (63,052)          29,639
     Interest credited to policyholders' account balances                        313,585          454,671          546,979
     Provision for deferred Federal income tax                                     1,375            4,803          (19,913)
     Cash and cash equivalents provided (used) by
      changes in operating assets and liabilities:
      Accrued investment income                                                   25,204           18,460            6,018
      Receivables from affiliates - net                                           (2,324)          (3,427)         (20,027)
      Policy liabilities and accruals                                              5,882           12,730            7,775
      Federal income taxes - current                                              (7,848)         (19,888)          14,955
      Other policyholder funds                                                    (7,547)          14,131           12,826
      Liability for guaranty fund assessments                                     (3,309)             979           16,439
     Policy loans                                                                (60,634)         (90,118)        (126,925)
     Investment trading securities                                                11,352         (145,972)               0
     Other, net                                                                  (39,206)          49,424           (6,269)
                                                                            --------------   --------------   --------------
      Net cash and cash equivalents provided
        by operating activities                                                  273,395          300,010          512,144
                                                                            --------------   --------------   --------------

                                                           (Continued)

MERRILL LYNCH LIFE INSURANCE COMPANY
(a wholly-owned subsidiary of Merrill Lynch Insurance Group, Inc.)

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
(Concluded) (Dollars In Thousands)
==============================================================================

                                                                                 1994            1993            1992
                                                                            --------------   --------------   --------------
INVESTING ACTIVITIES:
 Fixed maturity securities sold                                                  845,227          571,337        1,281,705
 Fixed maturity securities matured                                             1,323,705        2,776,992        2,206,447
 Fixed maturity securities purchased                                            (676,976)      (1,866,857)      (2,806,416)
 Equity securities available for sale purchased                                   (1,998)          (8,983)         (17,843)
 Equity securities available for sale sold                                        18,868            6,451           44,188
 Mortgage loans on real estate principal payments received                        32,341           35,561            8,548
 Mortgage loans on real estate acquired                                                0             (674)            (853)
 Real estate available for sale - improvements acquired                           (1,060)               0             (340)
 Real estate available for sale sold                                              25,346            7,408              178
 Interest rate swaps sold                                                              0                0            2,302
 Recapture of investment in Separate Accounts                                          0           29,389                0
 Investment in Separate Accounts                                                 (15,212)         (20,000)          (3,841)
                                                                            --------------   --------------   --------------
      Net cash and cash equivalents provided
        by investing activities                                                1,550,241        1,530,624          714,075
                                                                            --------------   --------------   --------------

FINANCING ACTIVITIES:
 Dividend paid to parent                                                        (150,000)        (120,000)               0
 Affiliated notes payable                                                              0                0          (83,200)
 Policyholders' account balances:
   Deposits                                                                      966,861          814,314          217,410
   Withdrawals (net of transfers to/from Separate Accounts)                   (2,623,628)      (2,574,854)      (1,338,034)
                                                                            --------------   --------------   --------------
      Net cash and cash equivalents used
        by financing activities                                               (1,806,767)      (1,880,540)      (1,203,824)
                                                                            --------------   --------------   --------------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                                                                 16,869          (49,906)          22,395

CASH AND CASH EQUIVALENTS
 Beginning of year                                                               122,218          172,124          149,729
                                                                            --------------   --------------   --------------

 End of year                                                                $    139,087     $    122,218     $    172,124
                                                                            ==============   ==============   ==============

Supplementary Disclosure of Cash Flow Information:
 Cash paid for:
   Federal income taxes                                                     $     30,351     $     40,000     $     13,594
   Intercompany interest                                                    $        679     $        737     $      5,409




See notes to financial statements.

MERRILL LYNCH LIFE INSURANCE COMPANY
(a wholly-owned subsidiary of Merrill Lynch Insurance Group,
Inc.)

NOTES TO FINANCIAL STATEMENTS
 (Dollars in Thousands)


 NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Reporting: Merrill Lynch Life Insurance Company (the "Company") is a wholly-owned subsidiary of Merrill Lynch Insurance Group, Inc. ("MLIG"). The Company is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch & Co.").

 The Company sells non-participating life insurance and annuity products which comprise one business segment. The primary products that the Company currently markets are immediate annuities, market value adjusted annuities, variable life insurance and variable annuities. The Company is currently licensed to sell insurance in forty-nine states, the District of Columbia, the U.S. Virgin Islands and Guam. The Company markets its products solely through the retail network of Merrill Lynch Pierce, Fenner & Smith, Inc. ("MLPF&S"), a wholly owned subsidiary of Merrill Lynch & Co..

 The accompanying financial statements have been prepared in conformity with generally accepted accounting principles for stock life insurance companies.

 Revenue Recognition: Revenues for the Company's interest sensitive life, interest sensitive annuity, variable life and variable annuity products consist of policy charges for the cost of insurance, deferred sales charges, policy administration charges and/or withdrawal charges assessed against policyholder account balances during the period.

 Policyholders' Account Balances: Liabilities for the Company's universal life type contracts, including its life insurance and annuity products, are equal to the full accumulation value of such contracts as of the valuation date plus deficiency reserves for certain products. Interest crediting rates for the Company's fixed rate products are as follows:

 Interest sensitive life products        4.00% - 8.30%
 Interest sensitive deferred annuities   2.78% - 8.58%
 Immediate annuities                     4.00% - 10.00%

 These rates may be changed at the option of the Company, subject to minimum guarantees, after initial guaranteed rates expire.

 Liabilities for unpaid claims equal the death benefit for  those claims  which have been reported to the Company and an  estimate
 based   upon  prior  experience  for  those  claims  which   are
 unreported as of the valuation date.

 Reinsurance: In the normal course of business, the Company seeks to limit its exposure to loss on any single insured life and to recover a portion of benefits paid by ceding reinsurance to other insurance enterprises or reinsurers under indemnity reinsurance agreements, primarily excess coverage and coinsurance agreements. The maximum amount of mortality risk retained by the Company is approximately $500 on a single life.

 Indemnity reinsurance agreements do not relieve the Company from its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the
 Company. The Company regularly evaluates the financial condition of its reinsurers so as to minimize its exposure to significant losses from reinsurer insolvencies. The Company holds collateral under reinsurance agreements in the form of letters of credit and funds withheld totaling $912 that can be drawn upon for delinquent reinsurance recoverables.

 As of December 31, 1994, the Company had life insurance in-force which was ceded to other life insurance companies of $2,027,303.

 Deferred Policy Acquisition Costs: Policy acquisition costs for life and annuity contracts are deferred and amortized based on the estimated future gross profits for each group of contracts. These future gross profit estimates are subject to periodic evaluation by the Company, with necessary revisions applied against amortization to date.

 Policy acquisition costs are principally commissions and a portion of certain other expenses relating to policy acquisition, underwriting and issuance, which are primarily related  to  and  vary  with  the production  of  new  business.
 Certain costs and expenses reported in the statements of earnings are net of amounts deferred. Policy acquisition costs can also arise from the acquisition or reinsurance of existing in-force policies from other insurers. These costs include ceding commissions and professional fees related to the reinsurance assumed.

 Included  in  deferred policy acquisition costs are those  costs related to the acquisition by assumption reinsurance of insurance contracts from unaffiliated insurers. The deferred costs are amortized in proportion to the future gross profits over the anticipated life of the acquired insurance contracts utilizing an interest methodology.

 In  December  1990,  the  Company  entered  into  an  assumption
 reinsurance   agreement  with  an  unaffiliated  insurer.    The
 acquisition costs relating to this agreement are being amortized over a twenty-year period using an effective interest rate of 9.01%. This reinsurance agreement provides for payment of contingent ceding commissions based upon the persistency and mortality experience of the insurance contracts assumed. Any payments made for the contingent ceding commissions will be capitalized and amortized using an identical methodology as that used for the initial acquisition costs. The following is a reconciliation of the acquisition costs for the reinsurance transaction for the three years ended December 31,:

                                               1994               1993               1992
                                            -----------        -----------        -----------
 Beginning balance                          $ 139,647          $ 150,450          $ 160,235
 Capitalized amounts                           12,517              6,987              6,060
 Interest accrued                              12,582             13,136             15,401
 Amortization                                 (31,358)           (30,926)           (31,246)
                                            -----------        -----------        -----------
 Ending balance                             $ 133,388          $ 139,647          $ 150,450
                                            ===========        ===========        ===========

 The  following table presents the expected amortization of these
 deferred  acquisition  costs over  the  next  five  years.   The
 amortization may be adjusted based on periodic evaluation of the expected gross profits on the reinsured policies.

                    1995       $17,840
                    1996        16,056
                    1997        12,488
                    1998         8,925
                    1999         8,399

 Investments: Effective December 31, 1993, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). In compliance with SFAS No. 115, the Company, at December 31, 1993, classified its investments in fixed maturity securities and equity securities in two categories, each separately identified:

    Available for sale securities include both fixed maturity and equity securities. These securities may be sold for the Company's general liquidity needs, asset/liability management strategy, credit dispositions and investment opportunities. These securities are carried at estimated fair value with unrealized gains and losses included in stockholder's equity. If a decline in value of a security is determined by management to be other than temporary, the carrying value is adjusted to the estimated fair value at the date of this determination and recorded in the net realized investment gains (losses) caption of the statement of earnings.

    Trading securities represented securities that were managed with an investment objective to maximize total return subject to the Company's quality guidelines. Investments in this portfolio consisted primarily of marketable fixed maturity and equity investments. These securities were carried at estimated fair value with unrealized gains and losses included in the statement of earnings. The debt and equity securities classified as trading securities as of December 31, 1993 were acquired in 1993 and immediately classified as trading securities in compliance with SFAS No. 60 "Accounting and Reporting by Insurance Enterprises", prior to the adoption of SFAS No. 115.

 SFAS No. 115 permits fixed maturity securities to be carried at amortized cost if the Company has both the ability and positive intent to hold these securities to maturity. The Company has determined that it can not guarantee that it will not have the need or opportunity to sell any particular security in its investment holdings. As such, the Company has not utilized this classification since the adoption of SFAS No. 115.

 During 1994, the Company ceased utilizing the trading securities classification. All securities that were classified as trading securities on November 1, 1994 were transferred to the available for sale classification at their respective estimated fair values on that date. The difference between the market value at November 1, 1994 and par value will be amortized into income based on the Company's premium amortization and discount accrual policies.

 In compliance with a Securities and Exchange Commissions ("SEC") staff announcement, the Company has recorded certain adjustments to deferred policy acquisition costs and policyholders' account balances in connection with its adoption of SFAS No. 115. The SEC requires that companies adjust those assets and liabilities that would have been adjusted had the unrealized investment gains or losses from securities classified as available for sale actually been realized with corresponding credits or charges reported directly to stockholder's equity. The following reconciles the net unrealized investment gain (loss) as of December 31,:

                                                            1994         1993
                                                         -----------   -----------
  Assets:
   Fixed maturity securities available for sale          $(146,439)    $ 228,123
   Equity securities available for sale                        831           546
   Deferred policy acquisition costs                        72,220       (36,044)
   Federal income taxes - deferred                          23,629           213
   Separate Account Assets                                    (549)            0
                                                         -----------   -----------
                                                           (50,308)      192,838
                                                         -----------   -----------

  Liabilities:
   Policyholders' account balances                          (6,424)      193,233
                                                         -----------   -----------

  Stockholder's equity:
   Net unrealized investment loss                        $ (43,884)    $    (395)
                                                         ===========   ===========

 For fixed maturity securities, premiums are amortized to the earlier of the call or maturity date, discounts are accrued to the maturity date and interest income is accrued daily. For equity securities, dividends are recognized on the ex-dividend date. Realized gains and losses on the sale or maturity of the investments are determined on the basis of identified cost.

 Fixed maturity securities may contain securities which are considered high yield. The Company defines high yield fixed maturity securities as unsecured corporate debt obligations which do not have a rating equivalent to

 Standard  and  Poor's
 (or   similar  rating  agency)  BBB  or  higher,  and  are   not
 guaranteed  by  an  agency of the federal government.   Probable
 losses are recognized in the period that a decline in value is determined to be other than temporary.

 During 1994, the Company adopted SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" ("SFAS No. 119"). SFAS No. 119 requires increased disclosures regarding derivative financial instruments. SFAS No. 119 defines derivative financial instruments as futures, forward, swap and option contracts or other financial instruments with similar characteristics. As of December 31, 1994, the Company holds only interest rate swap contracts.

 The Company has outstanding certain interest rate swap contracts which are carried at estimated fair value and recorded as a component of fixed maturity securities available for sale. Interest income, realized gains and losses and unrealized gains and losses are recorded on the same basis as fixed maturity securities available for sale.

 Mortgage loans on real estate are stated at unpaid principal balances net of valuation allowances. Such valuation allowances are based on the decline in value expected by management to be realized on in-substance foreclosures of mortgage loans and on mortgage loans which management believes may not be collectible in full. In establishing valuation allowances management considers, among other things, the estimated fair value of the underlying collateral.

 The Company recognizes income from mortgage loans on real estate based on the cash payment interest rate of the loan, which may be different from the accrual interest rate of the loan for certain outstanding mortgage loans. The Company will recognize a realized gain at the date of the satisfaction of the loan at contractual terms for loans where there is a difference between the cash payment interest rate and the accrual interest rate. For all loans the Company stops accruing income when an interest payment default either occurs or is probable.

 The Company has previously made commercial mortgage loans collateralized by real estate and direct investments in commercial real estate. The return on and the ultimate recovery of these loans and investments are generally dependent on the successful operation, sale or refinancing of the real estate. In many parts of the country, current real estate markets are characterized by vacancy rates in excess of historical averages, a lack of ready sources of credit for real estate financing, reduced or declining real estate values, and similar factors.

 The  Company employs a system to monitor the effects of  current and expected real estate market conditions and other factors when assessing the collectability of mortgage loans and the recoverability of the Company's real estate investments. When, in management's judgment, these assets are impaired, appropriate losses are recorded. Such estimates necessarily include assumptions, which may include anticipated improvements in selected market conditions for real estate, which may or may not occur. The more significant assumptions management considers involve estimates of the following: lease, absorption and sales rate; real estate values and rates of return; operating expenses; required capital improvements; inflation; and sufficiency of any collateral independent of the real estate. Management believes that the carrying value approximates the fair value of these investments.

 During 1993 the Financial Accounting Standards Board issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114") which was amended during 1994 by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures". SFAS No. 114, as amended, requires that for impaired loans, the impairment shall be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral. Impairments of mortgage loans on real estate are established as valuation allowances and recorded to net realized investment gains or losses. SFAS No.
 114, as amended, must be adopted for fiscal years beginning after December 15, 1994. The Company has decided not to early adopt this statement. The Company estimates that the impact on both financial position and earnings from adopting SFAS No. 114, as amended, would be immaterial.

 Real estate available for sale, including real estate acquired in satisfaction of debt subsequent to its acquisition date, is stated at depreciated cost less valuation allowances and estimated selling costs. Depreciation is computed using the straight-line method over the estimated useful lives of the properties, which generally is 40 years.

 Policy loans on insurance contracts are stated at unpaid principal balances.

 Federal Income Taxes: The results of operations of the Company are included in the consolidated Federal income tax return of Merrill Lynch & Co.. The Company has entered into a tax-sharing agreement with Merrill Lynch & Co. whereby the Company will calculate its current tax provision based on its operations. Under the agreement, the Company periodically remits to Merrill Lynch & Co. its current federal tax liability.

 The Company accounts for Federal Income Taxes in compliance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS No. 109") which requires an asset and liability method in recording income taxes on all transactions that have been recognized in the financial statements. SFAS No. 109 provides that deferred taxes be adjusted to reflect tax rates at which future tax liabilities or assets are expected to be settled or realized.

 Separate Accounts: The Separate Accounts are established in conformity with Arkansas insurance law, the Company's domiciliary state, and are generally not chargeable with liabilities that arise from any other business of the Company. Separate Accounts assets may be subject to General Account claims only to the extent the value of such assets exceeds the Separate Accounts liabilities.

 Assets and liabilities of the Separate Accounts, representing net deposits and accumulated net investment earnings less fees, held for the benefit of policyholders, are shown as separate captions in the balance sheets.

 Postretirement Benefits Other Than Pensions: The Company accounts for postretirement benefits in compliance with SFAS No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions" ("SFAS No. 106"). SFAS No. 106 requires the accrual of postretirement benefits (such as health care benefits) during the years an employee provides service.

 Statements of Cash Flows: For the purpose of reporting cash flows, cash and cash equivalents include cash on hand and on deposit and short-term investments with original maturities of three months or less.

 Reclassifications:  To facilitate comparisons with  the  current
 year,   certain   amounts   in  the  prior   years   have   been
 reclassified.

NOTE 2.   ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

 The carrying value of financial instruments which approximates the estimated fair value of these financial instruments as of December 31 are:

                                                                 1994           1993
                                                              ------------  ------------
  Assets:
   Fixed maturity securities available for sale:
    Securities (1)                                            $ 3,866,886   $ 5,593,042
    Interest rate swaps (2)                                           947         4,317
                                                              ------------  ------------
      Total fixed maturity securities available for sale        3,867,833     5,597,359
                                                              ------------  ------------

   Fixed maturity securities held for trading (1)                       0       144,035
   Equity securities available for sale (1)                        16,777        24,970
   Equity securities held for trading (1)                               0        20,585
   Mortgage loans on real estate (3)                              149,249       191,214
   Policy loans on insurance contracts (4)                        985,213       924,579
   Cash and cash equivalents (5)                                  139,087       122,218
   Receivables from affiliates - net (6)                            3,113           789
   Separate accounts assets (7)                                 5,798,973     4,715,278
                                                              ------------  ------------
  Total financial instruments recorded as assets              $10,960,245   $11,741,027
                                                              ============  ============

 (1) For publicly traded securities, the estimated fair value is determined using quoted market prices. For securities without a readily ascertainable market value, the Company has determined an estimated fair value using a discounted cash flow approach, including provision for credit risk, based upon the assumption that such securities will be held to maturity. Such estimated fair values do not necessarily represent the values for which these securities could have been sold at the dates of the balance sheets. At December 31, 1994 and 1993, securities without a readily ascertainable market value, having an amortized cost of approximately $564,665 and $773,965, had an estimated fair value of approximately $564,682 and $819,866, respectively.

 (2) Estimated fair values for the Company's interest rate swaps are based on a discounted cashflow approach.

 (3)  The  estimated fair value of mortgage loans on real  estate
      approximates  the  carrying  value.  See  Note  1   for   a
      discussion of the Company's valuation process.

 (4) The Company estimates the fair market value of policy loans as equal to the book value of the loans. Policy loans are fully collateralized by the account value of the associated insurance contracts, and the spread between the policy loan interest rate and the interest rate credited to the account value held as collateral is fixed.

 (5) The estimated fair value of cash and cash equivalents approximates the carrying value.

 (6)  The   fair   value   of  the  Company's  receivables   from
      affiliates   is   estimated  at   carrying   value.   These
      borrowings are payable on demand and accrue a variable interest rate based on LIBOR.

 (7) Assets held in the Separate Accounts are carried at quoted market values.

NOTE 3.   INVESTMENTS

 The amortized cost (cost for equity securities) and estimated fair value of investments in fixed maturity securities and equity securities as of December 31 are:

                                                                                    1994
                                                                                    ----
                                                                             Gross       Gross     Estimated
                                                               Amortized   Unrealized  Unrealized    Fair
                                                                 Cost        Gains      Losses       Value
                                                              ------------ ----------- ----------- ------------
  Fixed maturity securities available for sale:
   Corporate debt                                             $ 2,795,543  $   20,378  $  133,534  $ 2,682,387
   Mortgage-backed securities                                   1,070,430       5,772      35,624    1,040,578
   U.S. Government and agencies                                   139,513       1,059       4,392      136,180
   Municipals                                                       4,588         115           0        4,703
   Foreign governments                                              4,198           0         213        3,985
                                                              ------------ ----------- ----------- ------------
      Total fixed maturity securities
        available for sale                                    $ 4,014,272  $   27,324  $  173,763  $ 3,867,833
                                                              ============ =========== =========== ============

  Equity securities available for sale:
   Common stocks                                              $     8,489  $      641  $      632  $     8,498
   Non-redeemable preferred stocks                                  7,457       1,092         270        8,279
                                                              ------------ ----------- ----------- ------------
      Total equity securities available for sale              $    15,946  $    1,733  $      902  $    16,777
                                                              ============ =========== =========== ============

                                                                                    1993
                                                                                    ----
                                                                             Gross       Gross      Estimated
                                                               Amortized   Unrealized  Unrealized     Fair
                                                                 Cost        Gains       Losses       Value
                                                              ------------ ----------- ----------- ------------
  Fixed maturity securities available for sale:
   Corporate debt                                             $ 3,181,667  $  159,233  $   18,440  $ 3,322,460
   Mortgage-backed securities                                   2,015,328      79,645       3,998    2,090,975
   U.S. Government and agencies                                   159,329      10,887         126      170,090
   Municipals                                                      12,912         922           0       13,834
                                                              ------------ ----------- ----------- ------------
      Total fixed maturity securities
        available for sale                                    $ 5,369,236  $  250,687  $   22,564  $ 5,597,399
                                                              ============ =========== =========== ============

  Equity securities available for sale:
   Common stocks                                              $     4,481  $      577  $      657  $     4,401
   Non-redeemable preferred stocks                                 19,943         757         131       20,569
                                                              ------------ ----------- ----------- ------------
      Total equity securities available for sale              $    24,424  $    1,334  $      788  $    24,970
                                                              ============ =========== =========== ============

 The  amortized  cost and estimated fair value of fixed  maturity
 securities   available  for  sale  at  December  31,   1994   by
 contractual maturity are shown below:


                                                                                        Estimated
                                                                    Amortized              Fair
                                                                      Cost                Value
                                                                   ------------         ------------
  Fixed maturity securities available for sale:
   Due in one year or less                                         $   101,138          $   102,400
   Due after one year through five years                             1,323,119            1,282,668
   Due after five years through ten years                            1,249,759            1,183,803
   Due after ten years                                                 269,826              258,384
                                                                   ------------         ------------
                                                                     2,943,842            2,827,255
   Mortgage-backed securities                                        1,070,430            1,040,578
    Total fixed maturity securities                                ------------         ------------
      available for sale                                           $ 4,014,272          $ 3,867,833
                                                                   ============         ============

 Fixed maturity securities not due at a single maturity date have been included in the preceding table in the year of final maturity. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

 The amortized cost and estimated fair value of fixed maturity securities available for sale at December 31, 1994 by rating agency equivalent are shown below:

                                                          Estimated
                                      Amortized              Fair
                                        Cost                Value
                                     ------------       ------------
  AAA                                $   995,888        $   964,385
  AA                                     630,459            614,948
  A                                      857,103            821,906
  BBB                                  1,245,045          1,190,554
  Non-investment grade                   285,777            276,040
                                     ------------       ------------
                                     $ 4,014,227        $ 3,867,833
                                     ============       ============

 The Company has entered into interest rate swap contracts for the purpose of minimizing exposure to fluctuations in interest rates of specific assets held. The notional amount of such swaps outstanding at December 31, 1994 and 1993 was approximately $30,000 and $149,250, respectively. The Company has outstanding at December 31, 1994 three interest rate swap contracts for which the Company pays the six month LIBOR interest rate and receives a weighted average 9.8%. The outstanding interest rate swap contracts at December 31, 1994 will expire at various times during 1996. The average unexpired term at December 31, 1994 and 1993 was 1.2 years and 3.2 years, respectively. All three interest rate swap contracts were with investment grade counterparties at December 31, 1994.

 There are no outstanding matched swaps in a loss position at December 31, 1994 and 1993. During 1994, 1993 and 1992, a net
 investment gain of approximately $470, $0 and $2,302, respectively, was recorded in connection with interest rate swap activity.

 During 1994, 1993 and 1992, the Company did not enter into either matched or unmatched interest rate swap arrangements and did not act as an intermediary or broker in interest rate swaps.

 Proceeds, gains and losses from the sale or maturity of fixed maturity securities available for sale and held to maturity for the years ended December 31,:

                                           1994        1993        1992
                                      ----------- ----------- -----------
  Proceeds                            $ 2,168,932 $ 3,348,329 $ 3,488,152
  Realized investment gains                 8,398      71,599      51,925
  Realized investment losses                9,823       4,126      36,018

 During 1994, the Company ceased utilizing the trading securities classification. At the date of this action, the securities classified as trading were transferred to the available for sale portfolio at their estimated fair value. The estimated fair value of fixed maturity securities and equity securities transferred at the date of transfer was $134,984 and $6,989, respectively. At the date of transfer, amortized cost exceeded estimated fair value by $2,995. During 1994 and 1993, approximately $(7,285) and $4,291, respectively, of unrealized holding gains (losses) from investment trading securities were recorded in net realized investment gains/(losses).

 The  Company  had investment securities of $26,651  and  $28,702
 held  on  deposit  with  insurance  regulatory  authorities   at
 December 31, 1994 and 1993, respectively.

 At December 31, 1994, the Company retained $14,662 in the Separate Accounts, including unrealized losses of $549. The investments in the Separate Accounts are for the purpose of providing original funding of certain mutual funds available as investment options to variable life and annuity policyholders. No funds were retained in the Separate Accounts at December 31, 1993.

 The Company's investment in mortgage loans on real estate are principally collateralized by commercial real estate. At December 31, 1994, the largest concentrations of commercial real estate mortgage loans, as measured by the outstanding principal balance, are for properties located in California ($53,282 or 28%), Illinois ($28,294 or 15%) and Rhode Island ($19,769 or 10%).

 The  carrying  value  and  established valuation  allowances  of impaired  mortgage loans on real estate as of December 31,  1994 and 1993 are shown below:

                                       1994               1993
                                     -------            -------
  Carrying value                     $71,973            $63,952
  Valuation allowance                 40,070             45,924

 For  the  years  ended December 31, 1994 and  1993,  $4,652  and
 $29,555,   respectively,  of  real  estate   was   acquired   in
 satisfaction of debt.

 Net investment income arose from the following sources for the years ended December 31,:

                                                                      1994       1993       1992
                                                                   ---------- ---------- ----------
  Fixed maturity securities                                        $ 368,023  $ 511,655  $ 652,136
  Equity securities                                                    2,408      4,143      4,813
  Mortgage loans on real estate                                       15,014     20,342     25,954
  Real estate available for sale                                         406         32      1,004
  Policy loans on insurance contracts                                 50,232     46,129     40,843
  Other                                                                5,489     11,135      5,924
                                                                   ---------- ---------- ----------
  Gross investment income                                            441,572    593,436    730,674
  Less expenses                                                       (8,036)    (6,975)   (17,935)
                                                                   ---------- ---------- ----------
  Net investment income                                            $ 433,536  $ 586,461  $ 712,739
                                                                   ========== ========== ==========

 Net realized investment gains (losses), including changes in valuation allowances, for the years ended December 31,:

                                                                      1994       1993       1992
                                                                   ---------- ---------- ----------
  Fixed maturity securities available for sale                     $  (1,425) $  67,473  $  15,907
  Fixed maturity securities held for trading                         (11,889)     5,562          0
  Equity securities available for sale                                 1,490         22     (3,051)
  Equity securities held for trading                                    (580)     2,587          0
  Mortgage loans on real estate                                       (4,967)    (9,310)   (42,997)
  Real estate available for sale                                       2,828     (4,733)    (1,800)
  Other                                                                    0      1,451      2,302
                                                                   ---------- ---------- ----------
  Net realized investment gains (losses)                           $ (14,543) $  63,052  $ (29,639)
                                                                   ========== ========== ==========

 The following is a reconciliation of the change in valuation allowances which have been deducted in arriving at investment carrying values, as presented in the balance sheet, and changes thereto of the following classifications of investments for the years ended December 31,:

                                                             Balance at  Additions                  Balance at
                                                             Beginning   Charged to    Write -          End
                                                              of Year    Operations     Downs         of Year
                                                             ----------  ----------   ----------    ----------
  Mortgage loans on real estate:
       1994                                                  $  45,924   $   4,966    $  10,820     $  40,070
       1993                                                     55,610       9,310       18,996        45,924
       1992                                                     14,413      42,997        1,800        55,610

  Real estate available for sale:
       1994                                                      7,628           0        1,862         5,766
       1993                                                      4,300       3,328            0         7,628
       1992                                                      4,500       1,800        2,000         4,300

 The  Company  held investments at December 31, 1994  of  $20,391 which have been non-income producing for the preceding twelve months.

 The Company has restructured the terms of certain of its investments in fixed maturity securities and mortgage loans on real estate during 1994 and 1993. The following table provides the amortized cost less valuation allowances immediately prior to restructuring, gross interest income that would have been earned had the loans been current per their original terms ("Expected Income"), gross interest income recorded during the year ("Actual Income") and equity interests which were received in the restructuring:

                                                1994      1993
                                              --------   --------
  Fixed maturity securities:
   Amortized cost                             $ 1,134    $ 3,743
   Expected income                                189        916
   Actual income                                  112        103
   Equity interest received                        28      1,833

  Mortgage loans on real estate:
   Amortized cost less valuation allowance     49,595     79,624
   Expected income                              4,673      6,859
   Actual income                                3,725      5,076

 During  1994, the Company committed to participate in a  limited
 partnership  that  invests  in leveraged  transactions.   As  of
 December 31, 1994 no funds had been advanced towards the Company's $10,000 commitment to the limited partnership.

NOTE 4.   FEDERAL INCOME TAXES

 The following is a reconciliation of the provision for income taxes based on income before income taxes, computed using the Federal statutory tax rate, with the provision for income taxes for the years ended December 31,:

                                                                  1994       1993      1992
                                                              ---------- ---------- ---------
  Provision for income taxes computed at Federal
    statutory rate                                            $  31,459  $  25,471  $  8,726

  Increase (decrease) in income taxes resulting from:
    Federal tax rate increase                                                 (631)
    Dividend received deduction                                  (7,363)       (28)      (33)
    Other                                                          (218)       103       (57)
                                                              ---------- ---------- ---------
  Federal income tax provision                                $  23,878  $  24,915  $  8,636
                                                              ========== ========== =========

 The Federal statutory rate for 1994, 1993 and 1992 was 35%, 35% and 34%, respectively.

 The Company provides for deferred income taxes resulting from temporary differences which arise from recording certain transactions in different years for income tax reporting purposes than for financial reporting purposes. The sources of these differences and the tax effect of each are as follows:

                                                                 1994       1993      1992
                                                              ---------- ---------- ---------
  Deferred policy acquisition costs                           $   6,416  $  (9,030) $(17,633)
  Policyholders' account balances                                 5,322      6,433    21,301
  Estimated liability for guaranty fund assessments                (153)    (1,066)   (2,735)
  Investment adjustments                                          3,276      7,941   (21,875)
  Other                                                         (13,486)       525     1,029
  Deferred Federal income tax                                 ---------- ---------- ---------
   provision (benefit)                                        $   1,375  $   4,803  $(19,913)
                                                              ========== ========== =========

Deferred tax assets and liabilities as of December 31, are determined as follows:

                                                                 1994       1993
                                                              ---------- ----------
  Deferred tax assets:
   Policyholders' account balances                            $  94,153  $  99,475
   Net unrealized investment losses                              23,629        213
   Investment adjustments                                        16,320     19,596
   Estimated liability for guaranty fund assessments              7,580      7,427
                                                              ---------- ----------
      Total deferred tax asset                                  141,682    126,711
                                                              ---------- ----------
  Deferred tax liabilities:
   Deferred policy acquisition costs                             99,041     92,625
   Other                                                          3,722     17,208
                                                              ---------- ----------
      Total deferred tax liability                              102,763    109,833
                                                              ---------- ----------
      Net deferred tax asset                                  $  38,919  $  16,878
                                                              ========== ==========

 The Company anticipates that all deferred tax assets will be realized, therefore no valuation allowance has been provided.

NOTE 5.   RELATED PARTY TRANSACTIONS

 The Company and MLIG are parties to a service agreement whereby MLIG has agreed to provide certain data processing, legal, actuarial, management, advertising and other services to the Company. Expenses incurred by MLIG in relation to this service agreement are reimbursed by the Company on an allocated cost basis. Charges billed to the Company by MLIG pursuant to the agreement were $44,176, $55,843 and $63,300 for the years ended December 31, 1994, 1993 and 1992, respectively. The Company is allocated interest expense on its accounts payable to MLIG which approximates the daily Federal funds rate. Total intercompany interest paid was $679, $737 and $5,409 for 1994, 1993 and 1992, respectively.

 The Company and Merrill Lynch Asset Management, L.P. ("MLAM") are parties to a service agreement whereby MLAM has agreed to provide certain invested asset management to the Company. The Company pays a fee to MLAM for these services through the MLIG service agreement. Charges attributable to this agreement and allocated to the Company by MLIG were $2,732, $2,800 and $3,700 for the years ended December 31, 1994, 1993 and 1992, respectively.

 During 1994, the Company and MLAM entered into an agreement pursuant to which MLAM paid to the Company a fee in an amount equal to a portion of the annual gross investment advisory fees received by MLAM from Merrill Lynch Series Fund, Inc. ("Series Fund") and Merrill Lynch Variable Series Funds, Inc. ("Variable Series Funds"). The Company invests in the various mutual fund portfolios of the Series Fund and the Variable Series Funds in connection with the variable life insurance and variable annuities the Company has in-force. The Company received $12,600 of revenue as a result of this agreement during 1994.

 The Company has a general agency agreement with Merrill Lynch Life Agency Inc. ("MLLA") whereby registered representatives of MLPF&S who are the Company's licensed insurance agents, solicit applications for contracts to be issued by the Company. MLLA is paid commissions for the contracts sold by such agents. Commissions paid to MLLA were $84,231, $67,102 and $25,158 for 1994, 1993 and 1992, respectively. Substantially all of these commissions were capitalized as deferred policy acquisition costs and are being amortized in accordance with the policy discussed in Note 1.

 In connection with the acquisition of a block of variable life insurance business from Monarch Life Insurance Company ("Monarch Life"), the Company borrowed funds from Merrill Lynch & Co. to partially finance the transaction. These loans were repaid during 1992. Interest was calculated on these loans at LIBOR plus 150 basis points. Intercompany interest paid on these loans during 1992 was approximately $4,025.

 The Company has entered into certain interest rate swap contracts with Merrill Lynch Capital Services, Inc. ("MLCS") with a guarantee from Merrill Lynch & Co.. As of December 31, 1994 and 1993, the notional amount of interest rate swap contracts outstanding were $10,000 and $109,250, respectively. During 1994 the Company and MLCS terminated certain interest rate swap contracts resulting in the Company paying a net consideration of $2,043. Net interest received from these interest rate swap contracts was $2,096, $6,876, and $9,849 for the years ended December 31, 1994, 1993 and 1992, respectively. (See Note 3)

 During 1993 and 1992, the Company allowed the recapture of certain policies previously indemnity reinsured by the Company from Family Life Insurance Company. Simultaneously with the recapture, the Company's affiliate, ML Life Insurance Company of New York ("ML Life"), assumption reinsured these policies. These transactions resulted in the transfer of approximately $11,900 and $2,000 of policy reserves during 1993 and 1992, respectively. During 1994 certain adjustments to the 1993 assumption reinsurance transactions resulted in a transfer of $9,299 of policy reserves from ML Life to the Company.

NOTE 6.   STOCKHOLDER'S EQUITY AND STATUTORY REGULATIONS

 During 1994 and 1993, the Company paid dividends of $150,000 and $120,000, respectively, to MLIG. Of these stockholder's dividends, $112,779 and $75,012, respectively, were extraordinary dividends as defined by Arkansas Insurance Law and were paid pursuant to approval granted by the Arkansas Insurance Commissioner.

 At December 31, 1994 and 1993, approximately $26,243 and $37,221, respectively, of stockholder's equity was available for distribution to MLIG. Statutory capital and surplus at December 31, 1994 and 1993, was $264,432 and $374,209,
 respectively.

 Applicable insurance department regulations require that the Company report its accounts in accordance with statutory accounting practices. Statutory accounting practices primarily differ from the principles utilized in these financial statements by charging policy acquisition costs to expense as incurred, establishing future policy benefit reserves using different  actuarial  assumptions, not  providing  for  deferred taxes and valuing securities on a different basis. The Company's statutory net income for the years ended December 31, 1994, 1993 and 1992 was $42,382, $45,604 and $60,140,
 respectively.

 The National Association of Insurance Commissioners ("NAIC") has developed and implemented effective December 31, 1993, the Risk Based Capital ("RBC") adequacy monitoring system. The RBC calculates the amount of adjusted capital which a life insurance company should have based upon that company's risk profile. The NAIC has established four different levels of regulatory action with respect to the RBC adequacy monitoring system. Each of these levels may be triggered if an insurer's total adjusted capital is less than a corresponding level of RBC. These levels are as follows:

   For companies with capital levels which are below 100% of the basic RBC level (company action level) calculated for that company, the company must submit to the domiciliary insurance commissioner, and implement, an approved plan to increase adjusted capital to at least 100% of the basic RBC.

   For companies with capital levels which are below 75% of the basic RBC level calculated for that company, the company must submit to an examination by the domiciliary insurance department and as a result of the findings of the examination, corrective orders may be issued.

   For companies with capital levels which are below 50% of the basic RBC level (authorized control level) calculated for that company, the domiciliary insurance commissioner will have the authority to place the company into conservatorship or liquidation.

   For companies with capital levels which are below 35% of the basic RBC level calculated for that company, the domiciliary insurance commissioner will be required to place the company into conservatorship or liquidation.

 As  of December 31, 1994 and 1993, based on the RBC formula, the
 Company's  total adjusted capital level was     270%  and  279%,
 respectively, of the basic RBC level.

NOTE 7.   COMMITMENTS AND CONTINGENCIES

 State insurance laws generally require that all life insurers who are licensed to transact business within a state become members of the state's life insurance guaranty association. These associations have been established for the protection of policyholders from loss (within specified limits) as a result of the insolvency of an insurer. At the time an insolvency occurs, the guaranty association assesses the remaining members of the association an amount sufficient to satisfy the insolvent insurer's policyholder obligations (within specified limits). During 1991, and to a lesser extent 1992, there were certain highly publicized life insurance insolvencies. The Company has utilized public information to estimate what future assessments it will incur as a result of these insolvencies. At December 31, 1994 and 1993, the Company has established an estimated liability for future guaranty fund assessments of $24,774 and $28,083 respectively. The Company regularly monitors public information regarding insurer insolvencies and will adjust its estimated liability when appropriate.

 In the normal course of business, the Company is subject to various claims and assessments. Management believes the settlement of these matters would not have a material effect on the financial position or results of operations of the Company.

                           * * * * * *

                                    APPENDIX

The tables below are designed to show the impact of the Market Value Adjustment and withdrawal charge on a single premium of $10,000. Table 1 assumes the premium is allocated to a subaccount with a 10 year Guarantee Period with a guaranteed rate of interest of 6.0%. Table 2 assumes the premium is allocated to a subaccount with a 5 year Guarantee Period with a guaranteed rate of 5.60%. The Market Value Adjustments are based on interpolated current interest rates (defined in the Contract as "B") of 4.0%, 6.0% and 8.0% in the 10 year guarantee table (see Table 1 below) and 3.60%, 5.60% and 7.60% in the 5 year guarantee table (see Table 2 below). The net subaccount values shown in the tables are the maximum amount available as cash withdrawals. Although the withdrawal charge is in each case a fixed percentage of the amount withdrawn, the amount of the charge for withdrawals made at the end of each year varies as a result of the Market Value Adjustment. Values shown in the tables have been rounded to the nearest dollar, and therefore the figures under the net subaccount value columns may not precisely equal amounts set forth in the subaccount value, plus the Market Value Adjustment, less the withdrawal charge columns.

                                    TABLE 1

                       ----------------------------------------------------------------------------------------------------------
                                      MARKET VALUE ADJUSTMENTS, WITHDRAWAL CHARGES AND NET SUBACCOUNT VALUE BASED ON
                                                         INTERPOLATED CURRENT INTEREST RATES OF:
                       ----------------------------------------------------------------------------------------------------------
                                      4.0%                                6.0%                                8.0%
                       ---------------------------------     --------------------------------    --------------------------------
                        MARKET                               MARKET                               MARKET
   END OF     SUB-       VALUE     WITH-        NET SUB-     VALUE      WITH-        NET SUB-      VALUE    WITH-       NET SUB-
CERTIFICATE ACCOUNT      ADJUST-   DRAWAL       ACCOUNT      ADJUST-    DRAWAL       ACCOUNT      ADJUST-   DRAWAL       ACCOUNT
    YEAR     VALUE        MENT     CHARGE         VALUE        MENT     CHARGE        VALUE        MENT     CHARGE        VALUE
---------------------------------------------------------------------------------------------------------------------------------
      1       10,600      1,914      364          12,150     -0-         309          10,291      (1,601)    262          8,737
      2       11,236      1,787      379          12,644     -0-         327          10,909      (1,521)    283          9,432
      3       11,910      1,643      395          13,158     -0-         347          11,563      (1,423)    305         10,181
      4       12,625      1,479      411          13,693     -0-         368          12,257      (1,304)    330         10,991
      5       13,382      1,294      427          14,249     -0-         390          12,992      (1,162)    356         11,864
      6       14,185      1,088      445          14,828     -0-         413          13,772        (994)    384         12,807
      7       15,036        857      463          15,430     -0-         438          14,598        (797)    415         13,824
      8       15,938        600      482          16,057     -0-         464          15,474        (568)    448         14,922
      9       16,895        315      501          16,709     -0-         492          16,403        (304)    483         16,108
     10       17,908        -0-      -0-          17,908     -0-         -0-          17,908         -0-     -0-         17,908
-------------------------------------------------------------------------------------------------------------------------

                                    TABLE 2

                       ---------------------------------------------------------------------------------------------------------
                                      MARKET VALUE ADJUSTMENTS, WITHDRAWAL CHARGES AND NET SUBACCOUNT VALUE BASED ON
                                                         INTERPOLATED CURRENT INTEREST RATES OF:
                       ---------------------------------------------------------------------------------------------------------
                                       3.6%                               5.6%                                7.6%
                       ----------------------------------  ----------------------------------  ---------------------------------
                        MARKET                              MARKET                              MARKET
   END OF       SUB-    VALUE     WITH-         NET SUB-    VALUE       WITH-       NET SUB-    VALUE      WITH-        NET SUB-
CERTIFICATE   ACCOUNT   ADJUST-   DRAWAL        ACCOUNT     ADJUST-    DRAWAL       ACCOUNT     ADJUST-    DRAWAL       ACCOUNT
    YEAR       VALUE     MENT     CHARGE         VALUE       MENT      CHARGE        VALUE       MENT      CHARGE        VALUE
--------------------------------------------------------------------------------------------------------------------------------
     1        10,560     815         310          11,065     -0-         288          10,272       (744)     267          9,548
     2        11,151     639         321          11,470     -0-         304          10,848       (595)     288         10,269
     3        11,776     446         333          11,889     -0-         321          11,455       (422)     309         11,044
     4        12,435     233         345          12,324     -0-         339          12,097       (225)     333         11,878
     5        13,132     -0-         -0-          13,132     -0-         -0-          13,132        -0-      -0-         13,132
--------------------------------------------------------------------------------------------------------------------------------

The formulas used in determining the amounts shown in the above tables are as follows:

                                                          Subaccount Value
                                Guaranteed Interest Rate                 1 + Current Interest Rate
(1) Net Subaccount Value =   (  -------------------------   )  +    (  -----------------------------   ) n/365
                                            2                          1 + Guaranteed Interest Rate

     Where "n" is the number of days remaining in the Guaranteed Period of the subaccount, but not less than 365.

                                                  Guaranteed Interest Rate
(2) Withdrawal Charge = Net Subaccount Value X   ---------------------------
                                                              2
                                                                      1 + Current Interest Rate
(3) Market Value Adjustment = Net Subaccount Value X    [  1 -   (  ------------------------------   ) n/365   ]
                                                                     1 + Guaranteed Interest Rate

(4) "n" is the number of days remaining in the Guarantee Period of the subaccount, but not less than 365.

                                       A-2